Exhibit 4.43

DATED 30th September 2004

BIOPROGRESS PLC

and

THE INVESTORS NAMED HEREIN

and

COLLLNS STEWART LIMITED

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made on 30th September 2004

BETWEEN:

(1)	BIOPROGRESS PLC, a company registered in England and Wales (registration no. 4617139) whose registered office is at Hostmoor Avenue, March Industrial Estate, March, Cambridgeshire PE15 0AX (the “Company”);

(2)	The persons listed in the Schedule (together with their successors and assigns) (individually, an “Investor” and collectively, the “Investors”); and

(3)	COLLINS STEWART LIMITED a company registered in England and Wales (registration no. 1774003) whose registered office is at 9th Floor, 88 Wood Street, London EC2V 7QR (“Collins Stewart”).

WHEREAS:

(A)	The Company has duly authorised the issue of: (i) convertible loan notes of the Company pursuant to the loan note instrument attached hereto as Exhibit A in an aggregate principal amount of £5,000,000 (the “Initial Loan Notes”), which Initial Loan Notes shall be convertible into Ordinary Shares of the Company (as converted, the “Initial Conversion Shares”) in accordance with the terms of the Initial Loan Notes; (ii) additional convertible loan notes of the Company pursuant to the loan note instrument attached hereto as Exhibit A for up to an additional aggregate principal amount of £5,000,000 (the “Additional Loan Notes” and, collectively with the Initial Loan Notes, the “Loan Notes”), which Additional Loan Notes shall be convertible into Ordinary Shares (as converted, the “Additional Conversion Shares” and, collectively with the Initial Conversion Shares, the “Conversion Shares”), in accordance with the terms of the Additional Loan Notes; and (iii) warrants of the Company, in the form attached hereto as Exhibit B (the “Warrants”), to subscribe for up to 3,500,000 Ordinary Shares at the Exercise Price (as such term is defined in the Warrants) (all such Ordinary Shares being referred to as the “Warrant Shares”), such Warrants to be issued to Collins Stewart.

(B)	Each Investor, severally but not jointly, wishes to subscribe, on the terms and conditions set out in this Agreement, for that aggregate principal amount of Initial Loan Notes set forth opposite such Investor’s name in column (3) in the Schedule hereto (which aggregate principal amount for all Investors shall be £5,000,000).

(C)	Each Investor has the option to subscribe, on the terms and subject to the conditions set out in this Agreement, for up to that aggregate principal amount of Additional Loan Notes set forth opposite such Investor’s name in column (4) in the Schedule hereto (which aggregate principal amount for all Investors shall not exceed £5,000,000).

IT IS AGREED:

1.	DEFINITIONS

1.1	The following terms used in this Agreement shall, unless the context otherwise requires bear the following meanings:

“Accounts”	the annual report and audited accounts of the Company and the Group for the year to 31 December 2003;

“Act”	the Companies Act 1985 as amended;

“Additional Closing”	shall have the meaning given in Section 2.2(b);

“Additional Closing Date”	shall have the meaning given in Section 2.2(c);

“Additional Closing Notice”	shall have the meaning given in Section 2.2(a);

“Additional Conversion Shares”	shall have the meaning given in the recitals to this Agreement;

“Additional Loan Notes”	shall have the meaning given in the recitals to this Agreement;

“Additional Loan Note Allocation Amount”	with respect to any Investor, the principal amount of Additional Loan Notes set forth opposite such Investor’s name in column (4) of the Schedule, less the principal amount of any Additional Loan Notes previously subscribed by such Investor pursuant to Section 2.2;

“Affiliate”	with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” shall bear the meaning set out in Section 416 of the Income and Corporation Taxes Act 1988 (and the terms

“controlled by” and “under common control with” shall be construed accordingly);

“Agent”	shall have the meaning given in Section 3.8;

“AIM”	the Alternative Investment Market of the London Stock Exchange;

“AIM Rules”	the rules published by the London Stock Exchange governing admission to, and the operation of, AIM:

“Business Day”	any day (except any Saturday or Sunday) on which banks in the City of London are open for business;

“Closing”	the Initial Closing or an Additional Closing, as applicable;

“Closing Date”	the Initial Closing Date or an Additional Closing Date, as applicable;

“Contingent Obligation”	as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of the liability relating to the obligation of the relevant other Person that such liability will be paid or discharged, or that any agreements relating to such obligation will be complied with, or that the Person to whom such obligation is owed will be protected (in whole or in part) against loss with respect thereto;

“Conversion Shares”	shall have the meaning given in the recitals to this Agreement;

“Exchange Act”	the United States Securities Exchange Act of 1934, as amended;

“Group”	shall have the meaning given in Section 3.14;

“Holders”	the Persons whose names the Loan Notes and Warrants are registered in and “Holder” shall mean any one of such Persons;

“Indebtedness”	of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all collateral and all reimbursement, counter-indemnity or payment obligations with respect to bank guarantees, letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures, loan stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in accordance with UK GAAP, consistently applied for the periods covered thereby, is classified as a finance or capital lease, (G) all indebtedness in respect of any amount raised by acceptance under any acceptance credit facility, (H) all indebtedness in respect of receivables sold or discounted (other than on a non-recourse basis), (I) all indebtedness in respect of any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as a borrowing, (J) all indebtedness in respect of any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the net mark-to market amount shall be taken into account), (K) all indebtedness referred to in clauses (A) through (J) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (M) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (K) above;

“Indemnified Liabilities”	shall have the meaning given in Section 8.12;

“Indemnified Parties”	shall have the meaning given in Section 8.12;

“Initial Closing”	shall have the meaning given in Section 2.1(a);

“Initial Closing Date”	shall have the meaning given in Section 2.1(b);

“Initial Conversion Shares”	shall have the meaning given in the recitals to this Agreement;

“Initial Loan Notes”	shall have the meaning given in the recitals to this Agreement;

“Intellectual Property”	shall have the meaning given in Section 3.14;

“Irrevocable Registrars Instructions”	shall have the meaning given in Section 5.8;

“Lien”	with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom or any other agreement or arrangement having similar effect;

“Listing”	the admission to trading on the Principal Market or other relevant recognised investment exchange approved by the Investors (such approval not to be unreasonably withheld), and “List” and “Listed” shall be construed accordingly;

“Loan Notes”	shall have the meaning given in the recitals to this Agreement;

“London Stock Exchange”	London Stock Exchange plc;

“Material Adverse Effect”	any material adverse effect on the business, operations, operating results, assets, properties, condition (financial or otherwise) or prospects of the Group taken as a whole or on the transactions contemplated by this Agreement, the Loan Notes and the Warrants or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under this Agreement, the Loan Notes or the Warrants;

“Memorandum and Articles”	the memorandum and articles of association of the Company (as amended from time to time);

“Notice of Breach”	shall have the meaning given in Section 8.19;

“Ordinary Shares”	the ordinary shares of 1p each in the capital of the Company and “Ordinary Shareholders” shall be construed accordingly;

“Person”	an individual or a corporation, a general or limited partnership, a trust, an incorporated or unincorporated association, a joint venture, a limited liability company, a limited liability partnership, a joint stock company, a government (or an agency or political subdivision thereof) or any other entity of any kind;

“pounds sterling” “£” and “pence”	the lawful currency of the United Kingdom;

“Price-Sensitive Disclosure”	shall have the meaning given in Section 5.2(b);

“Principal Market”	AIM;

“Public Documents”	shall have the meaning given in Section 3.10;

“Relevant Warranty”	shall have the meaning given in Section 5.2(b);

“Securities”	the Loan Notes, the Warrants, the Conversion Shares and the Warrant Shares collectively;

“Securities Act”	the United States Securities Act of 1933, as amended;

“Solvent”	with respect to any Person on a particular date, that on such date such Person is able to pay its debts and is not deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986;

“Subsidiary” or “Subsidiaries”	any Person or Persons which is a subsidiary of the Company as such term is defined in Section 736 of the Act;

“Taxes”	shall have the meaning given in Section 5.4;

“UK GAAP”	generally accepted accounting principles in the United Kingdom from time to time;

“United States” and “US Person”	shall have the respective meanings set out in Regulation S under the Securities Act;

“Warrants”	shall have the meaning given in the recitals to this Agreement; and

‘Warrant Shares”	shall have the meaning given in the recitals to this Agreement.

1.1	References to Sections, Schedules and Exhibits are, save where the context otherwise requires, to sections of and schedules and exhibits to this Agreement.

1.2	References to Investors with respect to any date shall mean such Investors as are still party to this Agreement as at such date.

2.	SUBSCRIPTION OF LOAN NOTES AND ISSUE OF THE WARRANTS

2.1	Subscription of Initial Loan Notes and issue of the Warrants; Initial Closing

(a)	Subscription of Initial Loan Notes and issue of the Warrants

Subject to the satisfaction (or waiver) of the conditions set out in Section 6, on the Initial Closing Date, the Company shall, subject to Section 5.3(b), issue:

(i)	to each Investor, and each Investor severally but not jointly agrees to subscribe for, such aggregate principal amount of Initial Loan Notes set forth opposite such Investor’s name in column (3) of the Schedule; and

(ii)	to Collins Stewart the Warrants (together with (i), the “Initial Closing”).

The subscription price to be paid by each Investor for the Initial Loan Notes to be subscribed by such Investor shall be equal to the principal amount of the Initial Loan Notes to be subscribed by such Investor. The Warrants shall be issued to Collins Stewart in consideration of its arranging the transaction which is the subject of this Agreement and, save as provided for in Section 5.14, no further consideration shall be payable by, or due from, the Company in respect of the services provided by Collins Stewart in this connection.

(b)	Initial Closing

Subject to the satisfaction (or waiver) of the conditions set out in Section 6, the date of the Initial Closing (the “Initial Closing Date”) shall be the Business Day immediately following the last Trading Day on which the Reference Price is determined in accordance with the Loan Notes (or such other date as is mutually agreed to by the Company and each Investor). The Initial Closing shall occur on the Initial Closing Date at 2.30 pm (UK time) at the offices of Lovells, Atlantic House, Holborn Viaduct, London EC1A 2FG or at such other time and place and in such manner as the parties shall agree.

(c)	Form of Payment

On the Initial Closing Date:

(i)

each Investor shall deliver its applicable subscription price to the Company for the Initial Loan Notes to be issued to such Investor at the Initial Closing as set opposite such Investor’s name in column (3) of the Schedule, by electronic transfer of immediately available funds in accordance with the

Company’s written instructions given not less than one Business Day before the Initial Closing Date; and

(ii)	the Company shall deliver to:

(1)	each Investor certificates representing each of the Initial Loan Notes to be issued to each such Investor; and

(2)	Collins Stewart the Warrants,

in all cases duly executed by the Company (in such denominations as each recipient shall request) and enter each such Investor and Collins Stewart as the holder of such Initial Loan Notes and Warrants (as applicable) in the register kept for such purposes pursuant to the Loan Notes and the Warrants.

2.2	Subscription of Additional Loan Notes; Additional Closings

(a)	Additional Closing Notice

On or before the date falling two years after the date of the Initial Closing, each Investor shall be entitled (in its absolute discretion) to send a written notice signed by or on behalf of such Investor (each such notice, an “Additional Closing Notice”) to the Company notifying the Company of the election by such Investor to subscribe for Additional Loan Notes. An Additional Closing Notice shall set out the principal amount of Additional Loan Notes which such Investor will subscribe for, subject to the conditions set out in this Agreement, up to such Investor’s Additional Loan Note Allocation Amount at such time. Immediately upon receipt of an Additional Closing Notice, the Company shall forward a copy of such notice to all Investors who are not signatories of the Additional Closing Notice, if any. Within three (3) Business Days of each Investor’s receipt of the Company’s notice of an Additional Closing Notice, each Investor which did not sign the Additional Closing Notice shall send written notice to the Company of the principal amount, if any, of Additional Loan Notes that such Investor elects to subscribe for, up to its Additional Loan Note Allocation Amount. If no such notice is received by the Company then such Investor shall be deemed to have elected not to subscribe for any part of the Additional Loan Note Allocation Amount (it being acknowledged that such election or deemed election shall not in any way prejudice such Investors’ right to subscribe for Additional Loan Notes in the future). Each Investor shall be entitled to exercise this Additional Closing option as many times as it desires (in its sole and absolute discretion) up to such Investor’s Additional Loan Note Allocation Amount.

(b)	Subscription of Additional Loan Notes

Subject to satisfaction (or waiver) of the conditions set forth in Section 6, on each Additional Closing Date the Company shall issue to each Investor subscribing for Additional Loan Notes in accordance with Section 2.2(a) and each such Investor severally shall subscribe for the respective principal amount of Additional Loan Notes determined in accordance with Section 2.2(a) (each, an “Additional Closing”). The subscription price to be paid by each Investor for the Additional Loan Notes to be subscribed by such Investor shall be equal to the principal amount of the Additional Loan Notes to be subscribed by such Investor.

(c)	Additional Closing

The date of each Additional Closing (each, an “Additional Closing Date”) shall be the date specified in the notice contemplated by clause (iii) below, provided that (i) not later than ten Business Days prior to such anticipated Additional Closing Date, the Investor shall notify the Company of such proposed Additional Closing and specify the anticipated Additional Closing Date (iii) within three Business Days of receiving such notice, the Company shall provide the Investor with any information to be delivered in connection with such Additional Closing so requested by the Investor pursuant to Section 5.2(c) and (iii) not later than four Business Days prior to the anticipated Additional Closing, the Investor shall provide the Company with the Additional Closing Notice specifying such Additional Closing Date (or such other date as is mutually agreed to by the Company and each Investor participating in the applicable Additional Closing), and subject to prior satisfaction or waiver of all conditions precedent to the Additional Closing as set out in Section 6. Each Additional Closing shall occur on the applicable Additional Closing Date at 2.30 pm (U.K. time) at Lovells, Atlantic House, Holborn Viaduct, London EC1A 2FG or at such other time and place and in such manner as the Company and each Investor participating in the applicable Additional Closing shall agree.

(d)	Form of Payment

On the applicable Additional Closing Date:

(i)	each Investor shall deliver its applicable subscription price to the Company for the Additional Loan Notes to be issued to such Investor at the applicable Additional Closing, by electronic transfer of immediately available funds in accordance with the Company’s written instructions; and

(ii)

the Company shall deliver to each Investor, as applicable, certificates representing the Additional Loan Notes to be issued to each such Investor duly executed by the Company (in such denominations as each Investor shall request) and enter such Investor as the holder of such Additional Loan Notes in the register kept for such purposes pursuant to the Loan Notes.

3.	WARRANTIES OF THE COMPANY

The Company hereby warrants to the Investors and Collins Stewart (for themselves and as trustee for their respective successors and assigns) and each of them as follows in this Section 3 subject to the matter disclosed in the Public Documents. The warranties in this Section 3 shall be given as of the date of this Agreement and, subject to Section 5.2, shall be deemed to have been repeated as of each Closing Date with reference to the facts and circumstances existing as of such Closing Date (except that in so far as any warranty refers to a state of affairs as of a specific date, it need only be given as of such date).

3.1	Organisation and Qualification

The Company is a public limited company duly incorporated and validly existing under the laws of England and Wales with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no ownership or investment interest in any Person other than as specifically disclosed in the Public Documents. Each of the Subsidiaries is an entity, duly formed and validly existing under the laws of the jurisdiction of its formation, with the full corporate power and authority to own or license and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

3.2	Authorisation; Enforcement

The Company has the requisite corporate power and authority to enter into this Agreement, to create and issue the Loan Notes and the Warrants and to consummate the transactions contemplated hereby and thereby and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Loan Notes and the Warrants by the Company and the completion by it of the transactions contemplated hereby and thereby have been duly authorised by all necessary action on the part of the Company, its directors and its shareholders. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms. The Loan Notes and the Warrants shall, on issue, be duly executed and delivered by the Company and shall, upon delivery, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

3.3	Capitalisation

The authorised and issued share capital of the Company is set out in the Public Documents. All of the issued share capital of the Company has been duly authorised and validly issued and is fully paid and:

(a)	no share in the Company’s share capital (including, without limitation, the Conversion Shares and Warrant Shares) is subject to pre-emptive rights or any other similar rights (arising under English law, the Memorandum and Articles or any agreement or instrument to which the Company is a party) or any Liens granted or created by the Company;

(b)	there are no outstanding debt securities issued by the Company or any of its Subsidiaries;

(c)	save for options granted by the Company under employee option schemes there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any share capital of the Company or any of its Subsidiaries, nor contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional share capital of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of the Company or any of its Subsidiaries;

(d)	there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries;

(e)	there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issue of the Securities as described in this Agreement; and

(f)	the Company does not have any “phantom stock” plans or arrangements or any similar plans or arrangements.

3.4	Issue of Securities

The issue and delivery of the Securities by the Company has been duly authorised and is not subject to any pre-emptive or similar rights. The Company has an adequate reserve of authorised but unissued Ordinary Shares to enable it to perform its obligations under the Loan Notes and the Warrants. When issued in accordance with the terms hereof and the terms of the Loan Notes and the Warrants, the Conversion Shares and the Warrant Shares, as applicable, shall be duly authorised, validly issued and fully paid.

3.5	No Conflicts

The execution, delivery and performance of this Agreement, the Loan Notes and the Warrants and the issue of the Securities by the Company, and the completion by the Company, as applicable, of the transactions contemplated hereby and thereby do not and will not:

(a)	conflict with or violate any provision of the Memorandum and Articles;

(b)	conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any contract, agreement, mortgage, indebtedness, indenture or instrument to which the Company or any Subsidiary is a party; or

(c)	result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any Subsidiary is subject or by which any property or asset of the Company or any Subsidiary is bound.

The business of the Group is not being conducted in violation of any law or regulation. In particular, but without limitation to the foregoing, due payment of principal and interest in respect of the Loan Notes (including any Late Charges (as defined in the Loan Notes) payable under the Loan Notes) will not infringe any legal or other requirements or the terms of any consent, approval, authorisation or clearance.

3.6	Consents and Approvals

Except for the listing requirements, neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorisation or order of, or make any filing or registration with, any court or other federal, state, provincial, local or other governmental or regulatory authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, the Loan Notes and the Warrants and the issue of the Securities other than, in all cases, where the failure to obtain such consent, waiver, authorisation or order, or to give or make such notice or filing, would not materially impair or delay the ability of the Company to effect the Initial Closing or any Additional Closing and deliver to the Investors the Securities free and clear of any Liens.

3.7	Litigation; Proceedings

Except as specifically disclosed in the Public Documents, there is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before or by any court, governmental or administrative agency or regulatory authority (federal, state, provincial, county, local or foreign) which:

(a)	relates to or challenges the legality, validity or enforceability of this Agreement, the Loan Notes or the Warrants; or

(b)	could, individually or in the aggregate, have a Material Adverse Effect.

Furthermore, the officers and directors of the Company do not have actual knowledge of any fact or circumstance which is likely to lead to any such action, suit, notice of violation, proceeding or investigation which might have a Material Adverse Effect.

3.8	Certain Fees

The Company acknowledges that it has engaged Collins Stewart as placement agent (the “Agent”) in connection with the issue of the Loan Notes and the Warrants, which Agent may have formally or informally engaged other agents on its behalf. Other than the Agent, the Company has not engaged any placement agent, broker, dealer, investment bank, finder or other agent in connection with the issue of the Loan Notes and the Warrants.

3.9	Public Disclosure

There is no information which the Company is required to announce pursuant to its obligations under the AIM Rules which has not been announced.

3.10	Public Documents

The Company has filed the following reports under the Act or published the following documents pursuant to the AIM Rules or filed the following documents with the United States Securities and Exchange Commission in the three years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials together with the Memorandum and Articles being collectively referred to herein as the “Public Documents”):

(a)	annual reports and accounts for the financial periods ended 31 December 2001, 2002 and 2003;

(b)	interim results for the six months ended 30 June 2004;

(c)	Form 425 filed on 20 December 2002, Forms 6K for the months of May 2003, October 2003 through to September 2004, Forms F/4 and F/4/A dated 20 December 2002, and 19 March, 7 May and 16 May 2002 respectively, two Forms SC13D dated 6 June 2003, Form 20F dated 15 July 2004, and Form F6 dated 21 September 2004; and

(d)	all information released through a regulatory news service.

As of their respective dates, the Public Documents complied in all material respects with the requirements of the Act, the AIM Rules, the Exchange Act and the Securities Act as the case may be, and none of the Public Documents, when filed or, in the case of circulars, prospectuses or listing particulars, as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries included in the Public Documents comply as to form in all material respects with the Act and all other applicable accounting requirements. Such financial statements have been properly prepared in accordance with the Act and UK GAAP applicable to such financial statements applied on a consistent basis during the periods involved, except as may be otherwise indicated in such financial statements or the notes thereto, and give a true and fair view of the state of affairs of the Company and its Subsidiaries as of and for the dates thereof and the results of their profits and losses for the periods then ended, subject, in the case of unaudited statements, to normal recurring year-end adjustments and any other adjustments described therein. The Company has not, since the initial admission of its shares to trading on AIM, distributed to its shareholders any document other than the Public Documents and other than documents which have been publicly released at the time they were sent to the Company’s shareholders.

3.11	Exchange/Market

The Ordinary Shares are Listed on the Principal Market and are not listed on any other securities or other exchange. After consultation with its legal and financial advisers, the Company knows of no reason why the Conversion Shares and the Warrant Shares will not be admitted to Listing on the Principal Market.

3.12	No Undisclosed Liabilities

Other than those liabilities incurred in the ordinary course of the Company’s business, described in the Public Documents, the Company has no liabilities or obligations which, individually or in the aggregate, could have a Material Adverse Effect.

3.13	No Material Adverse Effect

Since 31 December 2003, no event or series of events has occurred which has, has had or can reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, save as specifically disclosed in the Public Documents.

3.14	Intellectual Property

The Company and each of its Subsidiaries (together, the “Group”) each owns or has obtained valid and enforceable licences for the patents, patent applications, inventions, technology, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, trade secrets and rights which are (i) owned or used by or licensed to it or necessary for the conduct of its business and (ii) which are material to the conduct of the Group’s business taken as a whole (collectively, the “Intellectual Property”). None of the Intellectual Property the continuing availability of which, in each case, is material to the Group, has expired or terminated, or is expected by the Company to expire or terminate in the next three years and:

(a)	there are no rights of third parties to any such Intellectual Property which qualify in any way the right of the Company and any Subsidiary to use them;

(b)	there is no infringement by third parties of any such Intellectual Property which is known to the Company or any Subsidiary and which affects or is likely to affect the continuing use by the Company or any Subsidiary of the Intellectual Property;

(c)	there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the Company’s or the Subsidiaries’ rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form in its view a reasonable basis for any such claim;

(d)	there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which would form in its view a reasonable basis for any such claim;

(e)	there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others that the Group infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any facts which would form in its view a reasonable basis for any such claim; and

(f)

there is no prior act of which the Company is aware that may render any patent held by or licensed to the Company or any Subsidiary invalid or any patent application held by the Company or any Subsidiary unpatentable, and which in any case set out in this Section 3.14 would have a Material Adverse Effect. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all their Intellectual Property.

3.15	Antidilution

No securities of the Company which are convertible into or exchangeable or exercisable for other securities of the Company have any rights or features that will result in such securities being convertible into or exchangeable or exercisable for a larger number of securities of the Company, in any such case, solely as a result of the issue of the Securities.

3.16	Non-Public Information

The Company acknowledges that neither it nor any of its representatives or agents has provided any Investor or any of its representatives or agents identified to or known by the Company as such with any material information regarding or related to the Company or any of its Subsidiaries or its respective operations, personnel, technologies or prospects that has not otherwise been made publicly available.

3.17	Application of Takeover Protections

The Company is not a patty to any agreement or arrangement of any kind which is designed to restrict a third patty from acquiring or making an offer to acquire shares in the Company for any period of time or which will or can reasonably be expected to result in any Material Adverse Effect arising from the making or implementation of such an acquisition or offer.

3.18	Solvency

The Company and each of its Subsidiaries are and, after giving effect to the issue of the Loan Notes, will be Solvent. No transfer of property is being made by the Company or its Subsidiaries and no obligation is being incurred by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement or related documents with the intent to hinder, delay, or defraud either present or future creditors of the Company or any of its Subsidiaries.

3.19	Indebtedness

(a)	Since 31 December 2003, no event or circumstance has occurred, has arisen or exists nor, so far as the Company is aware, is about to occur or arise:

(i)	such that any Person is or, with the giving of notice or the lapse of time, would be entitled to require payment of any Indebtedness of the Company or any of its Subsidiaries before its stated maturity; or

(ii)	which would cause any Person’s commitment to lend monies to the Company or any of its Subsidiaries to be cancelled or reduced.

(b)	No repayment of any material Indebtedness of the Company or any of its Subsidiaries has been demanded, before its due date for repayment, since 31 December 2003, by reason of any default of the Company or any of its Subsidiaries. So far as the Company is aware, no Person to whom any such Indebtedness which is payable on demand is owed has demanded or threatened to demand repayment of such Indebtedness.

3.20	Employee Relations

Neither the Company nor any of its Subsidiaries is involved in any material labour dispute nor, to the knowledge of the Company is any such dispute threatened that could reasonably be expected to have a Material Adverse Effect.

3.21	Insurance

The Company and each of its Subsidiaries are insured by insurers of recognised financial standing against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are currently engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, nor have any claims made by the Company or any such Subsidiary under its past and present insurances not been settled in full and neither the Company nor any such Subsidiary has any reason to believe that:

(a)	it has taken any action which is likely to invalidate any material insurance coverage; or

(b)	that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain reasonably similar coverage from similar insurers as may be necessary to continue its current business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries, taken as a whole.

3.22	Regulatory Permits

The Company and its Subsidiaries possess all certificates, authorisations and permits issued by the appropriate governmental regulatory authorities necessary to conduct, in all material respects, their respective businesses as currently carried on and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorisation or permit which could reasonably be expected to result in a Material Adverse Effect.

3.23	Internal Accounting Controls

The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(a)	transactions are executed in accordance with management’s general or specific authorisation;

(b)	transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability;

(c)	any use of assets or rights of the Company and its Subsidiaries or any incurring of liabilities on their behalf is permitted only in accordance with management’s general or specific authorisation; and

(d)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.24	Tax Status

The Company and each of its Subsidiaries has made or filed tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its Subsidiaries has set aside in its books provisions reasonably adequate for the payment of all unpaid and reported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, and except those being contested in good faith has set aside on its books appropriate provision for the payment of all taxes for periods subsequent to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers and directors of the Company know of no basis for any such claim.

3.25	Certain Transactions

Except as disclosed in the Public Documents and except for arm’s length transactions pursuant to which the Company or its Subsidiaries make payments in the ordinary course of business upon terms no less favourable than the Company or its Subsidiaries could obtain from third parties, none of the officers, directors, or employees of the Company or its Subsidiaries is presently a party to any transaction with the Company or its subsidiaries (other than for service as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the

Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.26	General Solicitation; Directed Selling Efforts

Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has:

(a)	distributed any offering materials in connection with the offering and issue of the Securities; or

(b)	solicited any offer to buy or sell the Securities by means of any form of general solicitation or advertising; or

(c)	engaged in any “directed selling efforts” as such term is defined in Rule 902 under the Securities Act in connection with the offer and issue of the Securities; or

(d)	taken any action which would subject the issue of the Loan Notes and the Warrants and the issue of the Conversion Shares and the Warrant Shares to the registration requirements of Section 5 of the Securities Act or to any blue-sky or securities laws of any applicable jurisdiction.

3.27	Compliance with Laws

Other than to an extent which has not had, nor is likely to have a Material Adverse Effect, the Company and its Subsidiaries:

(a)	have at all times conducted their businesses and have at all times acted in accordance with all applicable laws and regulations of all relevant jurisdictions; and

(b)	are not in default of any order, decree or judgment of any court or any governmental or regulatory authority of any relevant jurisdiction.

3.28	Corrupt Practices

Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries:

(a)	used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;

(b)	made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds;

(c)	violated or incurred any liability under any provision of the UK’s Public Bodies Corrupt Practices Act 1889, Prevention of Corruption Act 1906 or Prevention of Corruption Act 1916 or the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. PATRIOT Act or any OFAC Regulations, in each case as amended, or of the UK’s Anti-terrorism, Crime and Security Act 2001; or

(d)	made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.29	No Other Agreements

The Company has not, directly or indirectly, made any agreements or commitment with or to any Investors relating to the terms or conditions of the transactions contemplated by this Agreement except as expressly set out herein and in the Loan Notes and the Warrants.

3.30	Foreign Private Issuer Status

The Company would qualify as a “foreign private issuer” as such term is defined in the Exchange Act.

3.31	Liquidity Event, Major Transaction, Event of Default

No Liquidity Event, Major Transaction, Event of Default (each as defined in the Loan Notes) or any other event that with the passage of time and without being cured would constitute a Liquidity Event, a Major Transaction or an Event of Default has occurred (had the Loan Notes already been issued) and is continuing.

4.	WARRANTY OF THE INVESTORS

Each of the Investors, only in respect of itself, hereby, severally and not jointly, warrants to the Company that it is an entity duly formed and validly existing under the laws of the jurisdiction of its formation as specified in the Schedule. Such Investor has the requisite power and authority to enter into and to complete the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The subscription of the Initial Loan Notes by such Investor has been duly authorised by all necessary action on the part of such Investor. This Agreement has been duly executed and delivered by such Investor or on its behalf and constitutes the valid and binding obligation of such Investor, enforceable against such Investor.

5.	OTHER AGREEMENTS OF THE PARTIES

5.1	General Solicitation; Directed Selling Efforts

Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf shall:

(a)	distribute any offering materials in connection with the offering and sale of the Securities;

(b)	solicit any offer to buy or sell the Securities by means of any form of general solicitation or advertising;

(c)	engage in any “directed selling efforts” as such term is defined in Rule 902 under the Securities Act in connection with the offer and sale of the Securities; or

(d)	take any action which would subject the issue and sale of the Loan Notes and the Warrants and the issue of the Conversion Shares and the Warrant Shares to the registration requirements of Section 5 of the Securities Act or to any blue-sky or securities laws of any applicable jurisdiction.

5.2	Updating of Public Documents

(a)	If any event shall occur prior to any Closing Date as a result of which, in the reasonable judgment of the Company, it becomes necessary to amend or supplement the Public Documents in order to make the statements therein, in the light of the circumstances at the time the Public Documents were delivered to each Investor and Collins Stewart, not misleading in any material respect, or if it is necessary to amend or supplement the Public Documents to comply with applicable law or regulation, the Company shall promptly prepare an appropriate amendment or supplement to the Public Documents so that:

(i)	as so amended or supplemented, the Public Documents and the warranties of the Company contained in this Agreement shall not include any untrue statements of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances made, not misleading as of such Closing; and

(ii)	the Public Documents will comply with all applicable laws and regulations.

The Public Documents, as so amended, or supplemented as of each Closing Date, shall disclose the exceptions to the Company’s warranties as of such Closing Date to the extent that failure to do so would have a Material Adverse Effect.

(b)

If, in the reasonable judgment of the Company, having taken all appropriate advice, any matter which falls to be included in an amendment of or supplement to the Public Documents constitutes unpublished price-sensitive information of the kind referred to in section 118(2)(a) of the Financial Services and Markets Act 2000 (a “Price-sensitive Disclosure”), then the Company shall, at the later of the date upon which it first becomes aware of such Price-Sensitive Disclosure and seven (7) Business Days before the relevant Closing Date, notify the legal department of each Investor only (details of which shall have been previously notified to the Company in writing) who is due to subscribe for Loan Notes on such Closing Date of the fact that such a matter has arisen (disclosing as much information about the Price-Sensitive Disclosure, if any, as does not constitute unpublished price sensitive information) and of the warranty in respect of which such Price-Sensitive Disclosure would fall to the disclosed (a “Relevant Warranty”). Each Investor will then have the right, in its absolute discretion, to decide (by notifying the Company in the manner set out in paragraph (c) below) whether or not to receive such Price-Sensitive Disclosure and whether or not to proceed with the relevant Closing, provided that if any Investor elects to receive such information, such information shall be sent to the Legal Department of such Investor only. If such Investor decides to proceed with such Closing without receiving such Price-Sensitive Disclosure, then it shall have no claims against the Company in respect of a breach of a Relevant Warranty or a failure to fulfil any condition to such Closing to the extent that such breach is caused by the Company’s withholding of such Price-Sensitive Disclosure at such Investor’s request.

(c)	On or before the fourth Business Day preceding the anticipated Closing Date referred to in paragraph (b) above, each Investor who is due to subscribe for Loan Notes on such Closing Date shall deliver to the Company:

(i)	a notice in accordance with Section 2.2(c); or

(ii)	a notice that the Investor does not wish to subscribe for Additional Loan Notes (it being acknowledged that such decision shall not in any way prejudice such Investor’s right to subscribe for Additional Loan Notes in the future).

5.3	Listing

(a)	Upon the issue and allotment of Conversion Shares or Warrant Shares, the Company shall take all steps necessary to cause such Conversion Shares or Warrant Shares, as the case may be, to be duly authorised, validly issued, fully paid and Listed and shall maintain, so long as any other Ordinary Shares shall be so Listed, such Listing of all Conversion Shares and Warrant Shares allotted and issued. Prior to the later of:

(a)	the date on which no Investor is able to serve an Additional Closing Notice on the Company; and

(b)	the date on which all of the Conversion Shares and the Warrant Shares have been issued,

neither the Company nor any of its Subsidiaries shall deliberately take any action which would be reasonably expected to result in the delisting or suspension (other than in connection with a proposed transaction to be entered into by the Company) of the Ordinary Shares on the Principal Market.

(b)	If the total maximum number of the Conversion Shares and the Warrant Shares, determined as of the Initial Closing Date, exceeds 11,243,800, the number of Warrants to be issued shall be reduced by such excess (warrants representing the difference between 3,500,000 and the number of Ordinary Shares issuable pursuant to the Warrants as so reduced being hereinafter referred to as the “Deferred Warrants”) and the Company shall obtain at the next annual general meeting of the Company (such meeting to be held by 31 March 2005 at the latest) all necessary authorisations to allot the Deferred Warrants. The Deferred Warrants shall be issued to Collins Stewart on the Business Day next following receipt of such authorisations and shall be in the form attached as Exhibit B save that the Exercise Price for all such Deferred Warrants shall be the lower of the exercise price which would have been applicable thereto had they been issued at the Initial Closing Date and the Current Market Price (as defined in the Warrants) as at the date of their issue.

(c)	The Company agrees to use ALL reasonable endeavours to obtain the agreement of the Principal Market within five Business Days of the date of this Agreement to a block admission arrangement for 11,243,800 Ordinary Shares for use solely in respect of Ordinary Shares falling to be issued on conversion of Loan Notes or exercise of Warrants and to maintain such arrangement in force for so long as any Ordinary Shares may fall to be so issued.

5.4	Tax Adjustments

(a)	All payments by the Company to the Investors and Collins Stewart and any of their respective assignees or successors in regard or in connection with this Agreement or any of the Securities or any agreement contemplated herein shall be made in full free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and all other present or future taxes, fees, duties, withholdings or charges of any nature whatsoever (“Taxes”) save only as may be required by law. In the event that any withholding or deduction from any such payments is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company shall promptly:

(i)	pay directly to the relevant authority the full amount required to be so withheld or deducted; and

(ii)	(but in any event within 30 days of payment) forward to the applicable Investor an official receipt or other documentation satisfactory to such Investor evidencing such payment to such authority.

(iii)	pay to the applicable Investor such additional amount or amounts as is necessary to ensure that the net amount actually received by such Investor after such deduction or withholding (and after taking into account of any further deduction or withholding which is required to be made as a consequence of the increase) will equal the full amount such Investor would have received had no such withholding or deduction been required.

If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the applicable Investor the required receipts or other required documentary evidence, the Company shall indemnify such Investor for any incremental Taxes, interest, penalties, expenses and costs that may become payable or are incurred by such Investor as a result of any such failure and shall do so promptly upon such Taxes, interest, penalties, expenses or costs becoming payable by the applicable Investor.

5.5	Each Investor shall use all reasonable endeavours to complete any procedural formalities necessary for obtaining authorisation from the Inland Revenue to make payments pursuant to the Agreement or the Securities free of any deduction or withholding including where appropriate making an application for relief under an appropriate double tax treaty. For the avoidance of doubt such reasonable endeavours shall not include any change in the identity of the Investor.

5.6	In the event that an Investor determines in its absolute discretion (acting reasonably) that it has received, realised, utilised and retained a tax relief, tax credit, tax saving or refund of tax (the “Tax Saving”) in respect of any deduction or withholding from any payment hereunder the Investor shall repay such amount to the Company which the Investor reasonably determines will leave it (after such repayment) in the same position as it would have been in had there been no withholding or deduction, provided that:

(a)	the Investor shall have an absolute discretion as to the time at which and the order and manner in which it realises and utilises any Tax Saving, and in particular it shall not be under any obligation to claim any such Tax Saving in respect of the amount of such withholding or deduction in priority to any other claim, relief, credit, saving, deduction or refund available to it;

(b)

if the Investor has made such a repayment and it subsequently transpires that the Investor did not receive that Tax Saving or received a lesser Tax Saving, the Company shall pay to the Investor on demand such sum as the Investor may determine as being necessary to restore the after tax position of the Investor to that which it would have been had no adjustment under this proviso (b) been necessary; and

(c)	nothing in this clause 5.6 shall confer any right upon the Company to require disclosure of any information relating to the tax affairs or otherwise of the payee, or to interfere with the rights of the payee to arrange its tax affairs in whatever manner it thinks fit.

5.7	Financial Information

The Company agrees to send the following to each Investor and Collins Stewart so long as such Person holds any unconverted Loan Notes or unexercised Warrants (as applicable) or is able to serve an Additional Closing Notice on the Company:

(a)	by facsimile on the same day it is filed with the Principal Market, a copy of any report, circular, listing particulars or any other material filed with the Principal Market which is generally available to the public:

(b)	on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries (excluding press releases issued solely to trading companies or suppliers); and

(c)	copies of any notices and other information made available on any Regulatory Information Service (as defined in the AIM Rules) or other information dissemination service permitted under the AIM Rules for the distribution of announcements to the public or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders.

5.8	Registrars’ Instructions

The Company shall issue irrevocable instructions to its registrars, and any subsequent registrars, to issue and allot the Conversion Shares and the Warrant Shares to the Holders in such amounts as required from time to time upon conversion of the Loan Notes and upon exercise of the Warrants, and for certificates for such Conversion Shares and Warrant Shares to be delivered to the Holders promptly thereafter in accordance with the terms of the Loan Notes and the Warrants where, in accordance with the terms of the Loan Notes and the Warrants, such Ordinary Shares are to be in a certificated form (the “Irrevocable Registrars Instructions”), a form of which is attached as Exhibit D hereto. The Company warrants that neither the Conversion Shares nor the Warrant Shares will be subject to any greater restrictions (including, without limitation, restriction on transfer or trading) than other Ordinary Shares.

5.9	No Impairment

The Company shall not and shall procure that none of its directors or its or their respective Affiliates shall take any action which would impair the rights and privileges of, or attaching to, the Loan Notes, the Warrants or the Holders.

5.10	Notice of Certain Events

The Company shall, for so long as there remain any unconverted Loan Notes or unexercised Warrants or any Investor is able to serve an Additional Closing Notice on the Company:

(a)	advise each Investor and Collins Stewart promptly after obtaining any knowledge thereof, and, if requested by any Investor, confirm such advice in writing to all Investors, of the issue or threatened issue by any governmental, federal, state or provincial securities commission or other regulatory authority of any order suspending or limiting the qualification or exemption from qualification of, or suspending the offering, sale or trading in the Conversion Shares or the Warrant Shares in any jurisdiction, or the initiation or threatened initiation of any proceeding which could result in such action by any governmental, federal, state or provincial securities commission or other regulatory authority whatsoever;

(b)	take any and all such actions as shall be necessary, in light of the Company’s obligations under this Agreement, the Loan Notes and the Warrants, or advisable to prevent the issue of any such order or initiation of any such proceedings; and

(c)	if applicable, if at any time any such order is issued or such proceeding is initiated, obtain the withdrawal or lifting of such order or the termination of such proceeding at the earliest possible time.

5.11	The Act

For so long as any Loan Notes or Warrants are outstanding or any Investor is able to serve an Additional Closing Notice on the Company, the Company shall timely file with the Registrar of Companies and/or the Principal Market all reports and filings required under the Act and/or the AIM Rules during all periods during which the Company is so subject. As long as any Loan Notes or Warrants are outstanding or any Investor is able to serve an Additional Closing Notice on the Company, the Company shall not take any action intended to, or likely to result in the cancellation or suspension (other than any suspension requested in connection with a transaction to be entered into by the Company) of the Listing of the Ordinary Shares.

5.12	Satisfaction of conditions precedent

The Company undertakes to use all reasonable endeavours to ensure that the conditions precedent set out in Section 6.1 are satisfied as soon as reasonably practicable in relation to each Closing and each Investor undertakes, severally and not jointly, to use all reasonable endeavours to ensure that the conditions set out in Section 6.2 are satisfied in respect of itself as soon as reasonably practicable in relation to each Closing.

5.13	Charge of Securities

The Company hereby agrees to execute and deliver such documentation as any Person to whom any Investor may charge any of the Securities may reasonably request (and at the chargee’s cost) in connection with a charge of the Securities to such chargee by a Investor.

5.14	Failure to close in consequence of breach

If any Closing fails to take place as a result of a breach by the Company of any of its obligations under Section 2, then any Investor may, without prejudice to its other rights under this Agreement, elect (in so far as such Investor is concerned) either to defer such Closing to a date such Investor shall specify which is not less than five Business Days from the date on which such Closing would have occurred but for such breach or to cancel it, in each case without prejudice to any rights of such Investor in relation to such breach. If any Closing fails to take place as a result of a breach by any of the Investors of any of its obligations under Section 2, then the Company may, without prejudice to its other rights under this Agreement, elect (in so far as such Investor is concerned) either to defer such Closing to a date that the Company shall specify which is not less than five Business Days from the date on which such Closing would have occurred but for such breach or to cancel it, in each case without prejudice to any rights of the Company in relation to such breach.

5.15	Acknowledgement as to Investors’ capacity

The Company acknowledges and agrees that each of the Investors and Collins Stewart is acting solely in the capacity of an arm’s length subscriber with respect to this Agreement, the Loan Notes and the Warrants and the transactions contemplated hereby and thereby. The Company further acknowledges that no Investor is acting as a financial adviser or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the Loan Notes and the Warrants.

5.16	Rights of first refusal

In consideration of Collins Stewart arranging the transaction which is the subject of this Agreement and the Investors’ subscription of the Loan Notes, the Company agrees to give Collins Stewart a right of first refusal to act as its adviser and placing agent on, and the Investors a right of first refusal to subscribe or purchase, any proposed issue by the Company of any shares, bonds or other securities or debt instruments of any kind in the period of 12 months following the date of this Agreement.

6.	CONDITIONS PRECEDENT TO CLOSINGS

6.1	Conditions Precedent to Obligations of the Investors

The obligation of each Investor to subscribe for the Initial Loan Notes, with respect to the Initial Closing, and for Additional Loan Notes, with respect to each Additional Closing, is subject to the satisfaction (or waiver by such Investor) as applicable, at or prior, as applicable, to such Closing, of each of the following conditions:

(a)	Legal Opinion

Such Investor shall have received a legal opinion, addressed to it and dated as of the relevant Closing Date, from Dechert LLP, substantially in the form of Exhibit C.

(b)	Accuracy of the Company’s Representations and Warranties

The warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of each Closing Date as though made at that time (except that warranties that are made as of a specific date need be true in all material respects only as of such date), in each case, subject to Section 5.2.

(c)	Performance by the Company

The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the relevant Closing.

(d)	No Prohibitions

The subscription and payment for the Loan Notes and issue of the Warrants hereunder (and, upon conversion or exercise thereof, the Conversion Shares and the Warrant Shares, as applicable):

(i)	shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental or other regulation; and

(ii)	shall not subject such Investor to any penalty, or in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental or other regulation that would materially reduce the benefits to such Investor of its acquisition of the Securities.

(e)	Company Certificates

Such Investor shall have received separate certificates, dated as the relevant Closing Date, signed by the Secretary or a Director of the Company and certifying, as applicable:

(i)	that attached thereto is a true, correct and complete copy of (1) the Memorandum and Articles, and (2) resolutions duly adopted by the Directors of the Company authorising the execution and delivery of this Agreement, the Loan Notes, the Warrants and the issue of the Securities;

(ii)	the incumbency of officers executing this Agreement, the Loan Notes and the Warrants and any other document to be delivered by the Company to the Investors at such Closing; and

(iii)	that the conditions set out in clauses (c) and (d) above are satisfied.

(f)	No Suspensions of Trading in Ordinary Shares

Listing of the Ordinary Shares shall not have been suspended or threatened to be suspended by the Principal Market (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company) nor shall suspension by the Principal Market have been threatened in writing by the Principal Market.

(g)	Irrevocable Registrars Instructions

The Irrevocable Registrars Instructions shall have been delivered to and acknowledged by the Company’s registrars.

(h)	Liquidity Event, Major Transaction, Event of Default

In relation to each Closing, no Liquidity Event, Major Transaction, Event of Default (each, as defined in the Loan Notes) or any other event that with the passage of time and without being cured would constitute a Liquidity Event, a Major Transaction or an Event of Default having occurred since the date of this Agreement.

In the event that any condition above is not satisfied by the due date for the relevant Closing, such Closing shall not proceed as regards such Investors who have not waived the same and the Company and any such Investors shall accordingly be released from all obligations in relation to such Closing, but without prejudice to their obligations with respect to any other Closings and to their liability for any antecedent breach in respect of the cancelled Closing (including, without limitation, under Section 8.12 of this Agreement).

6.2	Conditions Precedent to Obligations of the Company

The obligation of the Company to issue to the Investors the Initial Loan Notes and to Collins Stewart the Warrants at the Initial Closing, and to issue to the Investors the Additional Loan Notes at each Additional Closing, is subject to the satisfaction (or waiver by the Company, as applicable) at or prior to, as applicable, each Closing, of each of the following conditions:

(a)	Performance by the Investor

Each Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the relevant Closing.

(b)	No Prohibitions

The issue of the Loan Notes and the Warrants hereunder (and upon conversion or exercise thereof, the issue and allotment of the Conversion Shares and the Warrant Shares, as applicable) shall not be prohibited or enjoined (temporarily or permanently) by any applicable law (other than any requirement under the Act) or governmental or other regulation.

7.	TERMINATION

This Agreement may be terminated at any time prior to the Initial Closing (as regards the Initial Closing and any Additional Closings) by the mutual consent of the Company, Collins Stewart and such Investors as have agreed to subscribe for a majority of the principal amount of the Initial Loan Notes to be subscribed hereunder. Upon any such termination, this Agreement shall cease to be of effect, save that each party shall remain liable in respect of any prior breach of any of its agreements, covenants, representations, warranties or other obligations under this Agreement.

8.	MISCELLANEOUS

8.1	Fees and Expenses

Immediately following the signing of this Agreement, the Company shall reimburse Collins Stewart for its out-of-pocket expenses (including without limitation legal expenses) reasonably and properly incurred in connection with the issue of the Securities details of which shall have been provided to the Company prior to the date hereof. Such expenses shall be settled by electronic transfer of immediately available funds in accordance with Collins Stewart’s written instructions. Other than as expressly set out in this Agreement, the Company, Collins Stewart and each Investor shall each pay its own costs, fees and expenses in connection with the negotiation and execution of this Agreement and the completion of the transactions contemplated by this Agreement. The Company shall promptly pay any and all costs, fees and expenses (including any amounts in respect of VAT thereon to the extent that the recipient of the supply in question certifies that neither it nor any member of its VAT group is entitled to credit or repayment in respect of that VAT as deductible input tax) incurred by any Investor or Collins Stewart in connection with or as a result of:

(a)	any default or breach by the Company of any of the Company’s obligations in respect of this Agreement, the Loan Notes, and/or the other agreements and instruments contemplated hereby;

(b)	any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the Loan Notes, the Warrants and the other agreements and instruments contemplated hereby (including, without limitation, in connection with any proposed merger, sale or reorganisation of the Company) unless requested by an Investor or Collins Stewart;

(c)	any filing with any governmental agency with respect to its investment in the Company.

The Company shall pay all costs, fees and expenses incurred in connection with any filing with the Principal Market or compliance with the AIM Rules or any other regulatory authority or agency in connection with the Listing of the Conversion Shares and the Warrant Shares.

The Company shall pay all and any stamp duty, stamp duty reserve tax, registration, documentation or other similar taxes or duties which may be payable in respect of the execution, performance, enforcement or delivery of this Agreement or the initial issue or delivery of any of the Securities.

8.2	Entire Agreement; Amendments

This Agreement, together with the attached Exhibits and Schedules, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement.

8.3	Notices

Any notice or other communication required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been received:

(a)

upon hand delivery (receipt acknowledged) or facsimile transmission (with transmission confirmation report) or e-mail (receipt acknowledged) at the address or number designated below (if delivered on a Business Day prior to 5:30 pm, local time, where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day prior to 5:30 pm, local time, where such notice is to be received); or

(b)	on the third Business Day following the date of posting by inland recorded delivery or following its delivery into the custody of a generally recognised international courier service if sent overseas, in each case, addressed to such address, or upon actual receipt, whichever shall first occur.

The addresses for such communications shall be as specified in Schedule 1 for the Investors and if to:

(i)	the Company, at its registered office (telephone +44 (0) 1354 655 674, fax +44 (0) 1354 655 858), marked “for the attention of Graham Hind” or e-mail: GrahamHind@aol.com with a copy to Dechert (Attention David Vogel) Fax No. +44 (0) 20 7353 3683; or

(ii)	Collins Stewart at 9th Floor, 88 Wood Street, London EC2V 7QR (telephone +44 (0) 20 7523 8000, fax +44 (0) 20 7523 8131), marked “for the attention of Tim Mickley” or e-mail TMickley@collins-stewart.com; or

(iii)	Citadel Equity Fund Ltd, c/o Citadel Limited Partnership, 131 South Dearborn Street, Chicago, Illinois 60603. For legal notices, marked for the attention of Legal Department (telephone +1 312 395 2100, fax +1 312 267 7300 with an e-mail to CitadelAgreementNotice@citadelgroup.com;

or, in all cases, such other address and fax number as shall be notified in writing to each of the Investors, the Company and Collins Stewart (as appropriate) from time to time.

8.4	Amendments; Waivers

No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each of the Company, Collins Stewart and Investors representing at least a majority of the outstanding principal amount of the Loan Notes, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any breach of any of the terms or of any provision, condition or requirement of this Agreement shall be deemed to be a waiver of any subsequent breach or default a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

8.5	Headings

The headings in this Agreement are for convenience only, and shall be ignored in construing its terms.

8.6	Assignment

The Company shall not assign, encumber, dispose of or otherwise transfer any of its rights under this Agreement without the prior written consent of the Investors and Collins Stewart. An Investor or Collins Stewart may assign this Agreement and any of its rights under this Agreement to any Person to whom such Investor or Collins Stewart (as applicable) transfers any Loan Notes or Warrants without the consent of the Company, the other Investors or Collins Stewart.

8.7	No Third Party Beneficiaries

This Agreement is intended for the benefit of (i) the parties hereto and their respective successors and (in the case of the Investors) assigns and (ii) for the benefit of Indemnified Persons (as defined in Section 8.12 below) who are not parties hereto but is not for the benefit of, nor may any provision hereof be enforced by, any other Person (provided that no consent of any Indemnified Person shall be required if at the time of any proposed amendment to this Agreement such Indemnified Persons are not parties to this Agreement). Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it or is not an Indemnified Person.

8.8	Remedies and Waiver

The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement, the Loan Notes or the Warrants or otherwise provided by law. Any delay by any of the Investors or Collins Stewart in exercising or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

8.9	Survival

The representations, warranties, covenants and agreements of the Company and the Investors shall survive each Closing, any conversion or redemption of the Loan Notes and any exercise of the Warrants. Each Investor shall be liable only for its own representations, warranties, agreements and covenants hereunder.

8.10	Counterpart Signatures

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

8.11	Severability

In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

8.12	Indemnity

In consideration of each Investor’s and Collins Stewart’s execution and delivery of this Agreement and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless on an after-tax basis each Investor and Collins Stewart and any assignee or transferee of the Loan Notes or Warrants and their respective directors, partners, members, managers, officers, employees and agents (collectively, the “Indemnified Persons”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (including any amounts in respect of VAT thereon to the extent that the recipient of the supply in question certifies that neither it nor any member of its VAT group is entitled to credit or repayment in respect of that VAT as deductible input tax) in connection therewith (irrespective of whether any such Indemnified Person is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”) incurred by any Indemnified Person as a result of, or arising out of, or relating to:

(a)	any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby;

(b)	any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated thereby (including, without limitation, the obligation to issue Additional Loan Notes under Section 2.2 and to deliver Conversion Shares that are freely tradeable in the hands of the Holder of the Conversion Shares); and

(c)	any proceeding, investigation, cause of action, suit or claim brought, made or threatened against such Indemnified Person and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other certificate, instrument or document contemplated hereby or thereby;

provided that, for the avoidance of doubt, such Indemnified Liabilities shall include the fair replacement value of the options embedded in the Loan Notes and Warrants (including both intrinsic and time value), as well as any loss or cost incurred as a result of the termination, liquidation or establishment of any hedge entered in connection with the transactions contemplated by this Agreement.

The indemnity contained in this Section 8.12 shall not apply to the extent that the actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages of an Indemnified Person are caused by the negligence or wilful default of that Indemnified Person. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

Each Indemnified Person shall be obliged (i) to notify the Company as soon as reasonably practicable of any proceedings being commenced, or any claim or action being made, taken, or threatened, against it which is reasonably likely to give rise to a claim against the Company under the above indemnity (ii) to keep the Company reasonably informed of material developments in respect of any such matter and any proceedings being taken against it in connection therewith and (iii) subject to the requirements of its insurers and subject to any conflicting legal or regulatory provisions, to consult with the Company as to any such matters or proceedings or any steps proposed to be taken to defend such claims and take into account such action as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend such matter or proceeding. Any failure by an Indemnified Person to comply with the foregoing obligations shall not relieve the Company of its obligation to indemnify except to the extent that it suffers actual loss in consequence of such failure.

8.13	Publicity

(a)	The Company shall, before 8:30 am (UK time) on the Business Day immediately following the date of this Agreement, issue a press release acceptable to the Investors and Collins Stewart disclosing all material terms of the transactions contemplated hereby. Save to the extent required by law or by the Principal Market or any other regulatory authority (in which case the Company, each Investor and Collins Stewart shall be obligated to use their respective best endeavours to consult with one another), the Company, each Investor and Collins Stewart shall have the right to approve (without assuming any, responsibility therefore) any press releases or any other public statements before issue with respect to any aspect of the transactions contemplated hereby.

(b)	In the event that the Company shall receive an Additional Closing Notice pursuant to Section 2.2 (a) above, it shall before the markets open on the next Business Day following receipt of the Additional Closing Notice make a public announcement through an approved regulatory information service operated by the London Stock Exchange (or any relevant successor body) of its intention to issue Additional Loan Notes consequent upon such notice.

8.14	Placement Agent Fees and Commission

For the avoidance of doubt, the Company shall be responsible for the payment of any and all fees and commissions of placement agents, brokers or finders relating to work carried out on behalf of the Company in connection with the transactions contemplated hereby. The Company shall pay, and hold each Investor and Collins Stewart harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out of pocket expenses) arising in connection with any such fees and commissions.

8.15	Further Assurances

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the completion of the transactions contemplated thereby.

8.16	Governing Law

This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by and construed and take effect in accordance with the laws of England. Each of the Company, each Investor and Collins Stewart:

(a)	hereby irrevocably submits to the non-exclusive jurisdiction of the English Courts for the purposes of any suit, action or proceeding arising out of or relating to this Agreement; and

(b)	hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceedings is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

Nothing in this Section 8.16 shall affect or limit any right to take proceedings against any other party hereto in any other jurisdiction, nor shall the taking of proceedings by a party in one or more jurisdictions preclude the taking of proceedings by that party in any other jurisdiction, whether concurrently or not.

8.17	Independent Nature of Investors

The obligations of each Investor and Collins Stewart under this Agreement, the Loan Notes and the Warrants are several and not joint with the obligations of any other, and neither an Investor nor Collins Stewart shall be responsible in any way for the performance of the obligations of any other under this Agreement, the Loan Notes and the Warrants. The decision of each Investor and Collins Stewart to subscribe for Loan Notes and Warrants (as applicable) pursuant to this Agreement has been made by such Person independently of any other and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, result of operations, condition (financial or otherwise) or prospects of the Company or the Group which may have been made or given by any other Investor or Collins Stewart or by any agent or employee of any other Investor or Collins Stewart, and neither an Investor nor Collins Stewart nor any of their agents or employees shall have any liability to any other Person relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in the Loan Notes or Warrants, and no action taken by any Investor or Collins Stewart pursuant hereto or thereto, shall be deemed to constitute the Investors and Collins Stewart as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors and Collins Stewart are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement, the Loan Notes and the Warrants. Each Investor and Collins Stewart shall be entitled independently to protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the Loan Notes or Warrants, and it shall not be necessary for any other Investor or Collins Stewart to be joined as an additional party in any proceeding for such purpose.

8.18	Set-off

The Company’s obligations under this Agreement, the Loan Notes and the Warrants shall not be subject to:

(a)	any right of set-off or other defence; or

(b)	any claims against any of the Investors or Collins Stewart whether pursuant to this Agreement, the Loan Notes, the Warrants or otherwise.

8.19	Redemption of Loan Notes on breach

If the Company is in breach of any of the Warranties set out in Section 3 and such breach results or is likely to result in a Material Adverse Effect, or if the Company is in breach of a material covenant or undertaking contained in this Agreement (except where such breach of or default under a material covenant is incapable of remedy, such breach or default continues for a period of thirty (30) days after written notice thereof has been given to the Company requiring the same to be remedied), then the Company shall deliver written notice of such breach via facsimile and overnight courier (a “Notice of Breach”) to each Investor. At any time after the earlier of an Investor’s receipt of a Notice of Breach and such Investor becoming aware of such a breach, such Investor may, without prejudice to its rights under the terms and conditions of the Loan Notes, by written notice to the Company, declare all or any portion of its Loan Notes, including any interest and other amounts due, to be due and payable immediately and, upon service of such notice on the Company, such Investor shall be entitled to all rights and remedies available to it pursuant to the Loan Notes as if an Event of Default (as defined in the Loan Notes) had occurred with respect to such Investor’s Loan Notes.

[Signature Pages Follow]

EXECUTED BY THE PARTIES:

THE COMPANY:	Bioprogress Plc

	Signed by:	/s/ Graham Hind

	Name:	Graham Hind

For and on behalf of Bioprogress Plc in the presence of:

/s/ Helen Hunsperger
INVESTORS:	Helen Hunsperger
Solicitor, Dechert LLP

EXECUTED BY

CITADEL EQUITY FUND LTD.

Citadel Equity Fund Ltd.

By: Citadel Limited Partnership, Portfolio Manager

By: GLB Partners, L.P., its General Partner

By: Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Susan Furman
Name:	Susan Furman
Title:	Director & Associate General Counsel

COLLINS STEWART LIMITED	Collins Stewart Limited

	Signed by:	/s/ Daniel Farrow
	Name:	Daniel Farrow

For and on behalf of Collins Stewart Limited in the presence of:

David Vogel
Partner, Dechert LLP.

SCHEDULE OF INVESTORS

(1)	(2)	(3)	(4)
Investor’s Name and Jurisdiction of Formation	Investor’s Address and Facsimile Number	Aggregate Principal Amount of Initial Loan Notes	Maximum Aggregate Principal Amount of Additional Loan Notes
Citadel Equity Fund Ltd	c/o Citadel Limited Partnership 131 South Dearbom St, Chicago, Illinois 60603 USA	£5m	£5m

EXHIBIT A

LOAN NOTE INSTRUMENT

BIOPROGRESS PLC

CONVERTIBLE LOAN NOTE INSTRUMENT

THIS INSTRUMENT is entered into on                      2004

BY:

Bioprogress Plc, a company registered in England and Wales (registration no: 4617139) (the “Company”), which has its registered office at Hostmoor Avenue, March Industrial Estate, March, Cambridgeshire PE15 OAY, United Kingdom.

WHEREAS:

The Company has, pursuant to resolutions of a duly appointed Committee of its Board of Directors passed on 28 and 30 September 2004, created up to €10,000,000 four per cent convertible unsecured loan notes due 2009 (the “Loan Notes”) on the terms set out below.

NOW THIS INSTRUMENT WITNESSETH:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Instrument, unless the context otherwise requires, the following words and meanings shall have the meaning set out opposite them:

“Acquiring Entity”	shall have the meaning given in Section 11.2;

“Act”	the Companies Act 1985, as amended;

“AIM”	the Alternative Investment Market of the London Stock Exchange;

“AIM Rules”	the rules published by the London Stock Exchange governing admission to, and the operation of, AIM;

“Average Price”	for any security, as of any date: (i) in respect of the Ordinary Shares the volume weighted average price for such security on the Principal Market (as defined herein) as reported by Bloomberg through its “Volume at Price” functions; (ii) if the Principal Market is not the principal securities exchange or trading market for such security, the volume weighted average price of such security on the principal securities exchange or trading market on which such security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iii) if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg; or (iv) if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg.

If the Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Majority Holders. If the Company and the Majority Holders are unable to determine the fair market value of such security, then such dispute shall be resolved pursuant to Section 6.

“Bloomberg”	Bloomberg Financial Markets;

“Business Day”	a day (except any Saturday or Sunday) on which banks in the City of London are open for business;

“Capital Distribution”	any dividend or other distribution of any kind (whether of cash, assets or other property and whenever paid or made and however described and including without limitation any payment in respect of a reduction in the Company’s share capital involving repayment of share capital or any redemption by the Company of its shares) other than a Cash Dividend in so far as it is reflected in a payment of Contingent Interest in accordance with Section 2.5 and Section 14, provided that where a Cash Dividend is announced which is to be, or may at the election of a holder or holders of Ordinary Shares be, satisfied by the issue or delivery of Ordinary Shares or other property or assets, or where a capitalisation of profits or reserves is announced in respect of which the Company is to, or may at the election of a holder or holders of Ordinary Shares, pay a Cash Dividend, then for the purposes of this definition the dividend or capitalisation in question shall be treated as a dividend of the amount by which the Fair Market Value on the date of announcement of such

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dividend (or capitalisation, as the case may be) or if later, the date on which the number of Ordinary Shares (or amount of property or assets, as the case may be) which may be issued or delivered is determined, of such Ordinary Shares or other property or assets is greater than the Fair Market Value of such Cash Dividend. The Fair Market Value of a Capital Distribution shall (subject as provided in the previous sentence and in the definition of “Fair Market Value”) be determined as at the date of the first public announcement of the relevant Capital Distribution, subject to the dispute resolution procedure contained in Section 6. In making any such calculation, such adjustments (if any) shall be made as an independent investment bank of international repute, selected by the Company and approved in writing by the Majority Holders within five (5) Business Days of any request for approval made in writing by the Company to the Holders, may consider appropriate to reflect any consolidation or subdivision of any Ordinary Shares or the issue of Ordinary Shares by way of capitalisation of profits or reserves, or any like or similar event;

“Cash Dividends”	final, interim, special, extraordinary, non-recurring or other dividends or other distributions that are paid by the Company in cash;

“Certificate”	a certificate representing Loan Notes issued by the Company pursuant to this Instrument in the form set out in Schedule III;

“Contingent Interest”	the contingent interest owing calculated in accordance with Section 14;

“Contingent Obligation”	as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of the liability relating to the obligation of the relevant Other Person that such liability will be paid or discharged, or that

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any agreements relating to such obligation will be complied with, or that the Person to whom such obligation is owed will be protected (in whole or in part) against loss with respect thereto;

“Conversion Date”	shall have the meaning given in Section 5.1;

“Conversion Notice”	shall have the meaning given in Section 5.1;

“Conversion Period”	the period commencing on the Business Day immediately following the Issue Date and ending at 5.00pm, London time, on the Business Day immediately prior to the Maturity Date;

“Conversion Price”	as of any Conversion Date or other date of determination, and subject to adjustment as provided herein, the Reference Price multiplied by 1.2;

“Conversion Rate”	shall have the meaning given in Section 4.1;

“Conversion Shares”	the Ordinary Shares to be issued upon conversion of the Loan Notes in accordance with the provisions of this Instrument;

“Convertible Securities”	any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Ordinary Shares;

“CREST”	the system of paperless settlement of trades and the holding of uncertificated shares administered by CRESTCo Limited;

“Current Market Price”	in respect of an Ordinary Share at a particular date, the arithmetic average of the Average Price for an Ordinary Share for the five consecutive Trading Days ending on the Trading Day immediately preceding such date or, in the case of Section 3.4, for the fifteen consecutive Trading Days starting on the date immediately following the day on which the Holder receives the Company’s election notice under that Section; provided that if, at any time during the said five-day or fifteen-day period, the Ordinary Shares shall have been quoted ex-dividend (or ex- any other

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entitlement) and during some other part of that period the Ordinary Shares shall have been quoted cum-dividend (or cum- any other entitlement), then: (i) if the Ordinary Shares to be issued do not rank for the dividend (or entitlement) in question, the quotations on the dates on which the Ordinary Shares shall have been quoted cum-dividend (or cum any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such dividend or entitlement per Ordinary Share as at the date of first public announcement of such dividend (or entitlement); or (ii) if the Ordinary Shares to be issued do rank for the dividend (or entitlement) in question, the quotations on the dates on which the Ordinary Shares shall have been quoted ex-dividend (or ex- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount, and provided further that if the Ordinary Shares on each of the said five or fifteen Trading Days have been quoted cum-dividend (or cum-any other entitlement) in respect of a dividend (or other entitlement) which has been declared or announced but the Ordinary Shares to be issued do not rank for that dividend (or other entitlement) the quotations on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such dividend or entitlement per Ordinary Share as at the date of the first public announcement of such dividend or entitlement, and provided further that, if for any reason such Average Price is not available on any day within the said five or fifteen Trading Days, then such Trading Day shall be disregarded and the immediately subsequent Trading Day, on which such Average Price is available, shall be used for the purposes of the calculations contemplated hereunder, provided further that if for the period of eight successive Trading Days no such Average Price is available in the

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relevant period the Current Market Price shall be determined in good faith by an independent investment bank of international repute selected by the Company and approved in writing by the Majority Holders within five (5) Business Days of a written request for such approval made by the Company to the Holders subject to the dispute resolution procedure contained in Section 6;

“EBITDA”	for any period, the “Group operating profit” shown in the consolidated financial statements for that period and adding back “Amortisation” and “Depreciation” as so shown:

(a) plus any loss on exceptional items (to the extent only that they are included in the Group operating profit) and any loss realised on the disposal of assets whether tangible or intangible (other than trading stock), but not so that any amount is excluded twice;

(b) minus any gain on exceptional items (to the extent only that they are included in the Group operating profit) and any gain realised on the disposal of assets whether tangible or intangible (other than trading stock), but not so that any amount is excluded twice;

(c) minus any profit arising out of release of provisions for liabilities and charges (to the extent only that they are included in the Group operating profit), other than in the normal course of business, but adding back any provisions for liabilities and charges created in calculating Group operating profit, provided that all such items are calculated in accordance with the accounting policies used from time to time by the Company which shall be in accordance with UK GAAP and shall be derived from the published financial results of the Group;

“Event of Default”	shall have the meaning given in Section 16.1;

“Event of Default Notice”	shall have the meaning given in Section 16.2;

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“Fair Market Value”	with respect to any property on any date, the fair market value of that property as determined in good faith by an independent investment bank of international repute selected by the Company and approved in writing by the Majority Holders within five (5) Business Days of any written request for such approval made by the Company provided, that (i) the Fair Market Value of a Cash Dividend paid or to be paid shall be the amount of such Cash Dividend; (ii) the Fair Market Value of any cash amount (other than a Cash Dividend) shall be the amount of such cash; (iii) where Spin-Off Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by an independent investment bank of international repute selected by the Company, subject to the dispute resolution procedure contained in Section 6, and approved in writing by the Majority Holders within five (5) Business Days of any written request for such approval made by the Company to the Holders), the Fair Market Value (a) of such Spin-Off Securities shall equal the arithmetic mean of the daily Average Prices of such Spin-Off Securities and (b) of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights, in the case of both (a) and (b) during the period of five Trading Days on the relevant market commencing on the first such Trading Day such Spin-Off Securities options, warrants or other rights are publicly traded; and (iv) in the case of (i) converted into sterling (if declared or paid in a currency other than sterling) at the rate of exchange used to determine the amount payable to Ordinary Shareholders who were paid or are to be paid the Cash Dividend in sterling; and in any other case, converted into sterling (if expressed in a currency other than sterling) at such rate of exchange as may be determined in good faith by an independent investment bank of international repute selected by the Company, subject to the dispute resolution procedure contained in Section 6, and approved in writing by the Majority Holders within five (5) Business Days of any written request for such approval made by the

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Company to be the spot rate ruling at the close of business on that date (or if no such rate is available on that date the equivalent rate on the immediately preceding date on which such a rate is available);

“Group”	the Company and its Subsidiaries from time to time;

“Holder” or “Holders”	the Person or Persons whose name(s) appear from time to time in the register maintained by the Company in respect of the Loan Notes;

“Indebtedness”	of any Person means, without duplication, (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all collateral and all reimbursement, counter-indemnity or payment obligations with respect to bank guarantees, letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures, loan stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in accordance with UK GAAP, is classified as a finance or capital lease, (G) all indebtedness in respect of any amount raised by acceptance under any acceptance credit facility, (H) all indebtedness in respect of receivables sold or discounted (other than on a non-recourse basis), (I) all indebtedness in respect of any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as a borrowing, (J) all indebtedness in respect of any derivative

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transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the net mark-to-market amount shall be taken into account), (K) all indebtedness referred to in clauses (A) through (J) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (M) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (K) above;

“Initial Issue Date”	[6] October 2004;

“Interest”	shall have the meaning given in Section 2.1(b);

“Interest Date”	shall have the meaning given in Section 2.3;

“Interest Rate”	shall have the meaning given in Section 2.1(b);

“Issue Date”	with respect to each Loan Note, the date of issue of the applicable Loan Note;

“Late Charge”	shall have the meaning given in Section 2.8;

“Lien”	with respect to any asset or property, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom or any other agreement or arrangement having similar effect;

“Liquidity Event”	shall have the meaning given in Section 10.4;

“Liquidity Event Redemption Price”	shall have the meaning given in Section 10.2;

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“Listing”	the admission to trading on the Principal Market or other relevant recognised investment exchange approved by the Majority Holders (such approval not to be unreasonably withheld), and “List” and “Listed” shall be construed accordingly;

“Loan Notes”	all the loan notes issued in accordance with this Instrument from time to time;

“London Stock Exchange”	London Stock Exchange plc;

“Majority Holders”	Holders of the majority of the Principal outstanding under the Outstanding Loan Notes or, if any request for approval is made in writing to all the Holders which requires the Holders, pursuant to this Instrument, to respond to such a request within five (5) Business Days of such request, Holders of the majority of the Principal outstanding under the Outstanding Loan Notes whose Holders respond to such request on or before the fifth (5th) Business Day following receipt of such request;

“Major Transaction”	shall have the meaning given in Section 10.3;

“Major Transaction Redemption Price”	shall have the meaning given in Section 10.1;

“Major Transaction Response Date”	shall have the meaning given in Section 10.5;

“Material Subsidiary”	at any time, any Subsidiary which, together with its subsidiaries and subsidiary undertakings, accounted for more than 5 per cent of the consolidated turnover, profits or assets of the Group as shown in the latest annual financial statements of the Group as at the relevant time;

“Maturity Date”	shall have the meaning given in Section 2.2;

“Nominal Value”	1 pence per Ordinary Share (being the nominal value of one Ordinary Share as of the Start Date), or such nominal value of any Ordinary Share from time to time;

“Notice of Liquidity Event”	shall have the meaning given in Section 10.8;

“Notice of Major Transaction”	shall have the meaning given in Section 10.5;

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“Notice of Redemption at Option of Holder upon Liquidity Event”	shall have the meaning given in Section 10.8;

“Notice of Redemption at Option of Holder upon Major Transaction”	shall have the meaning given in Section 10.7;

“Option”	any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities;

“Ordinary Shares”	the ordinary shares of 1 pence each in the capital of the Company, and “Ordinary Shareholders” shall be construed accordingly;

“Organic Change”	shall have the meaning given in Section 11.1;

“Other Loan Notes”	the Loan Notes other than those held by a particular Holder;

“Outstanding Loan Notes”	any Loan Notes issued pursuant to this Instrument from time to time that (i) carry the right to be converted in accordance with this Instrument and (ii) have not at such time been redeemed but excluding, for the purposes of such calculation, any Loan Notes held by the Company or any of its Affiliates (as defined in the Subscription Agreement dated [30] September 2004 in respect of the Loan Notes);

“Permitted Indebtedness”	collectively, (i) Permitted Senior and Pari Passu Indebtedness and (ii) Permitted Subordinated Indebtedness;

“Permitted Senior and Pari Passu Indebtedness”	an aggregate amount of Indebtedness that may be senior or pari passu in right of payment to the Loan Notes which in respect of the Group taken as a whole does not at any time exceed the greater of (i) £25,000,000 and (ii) the amount which is three and one half times EBITDA over the latest two accounting half years (or, if and when the Group publishes quarterly financial statements, the latest four accounting financial quarters);

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“Permitted Subordinated Indebtedness”	Indebtedness that (i) is made subordinate in right of payment to the Indebtedness evidenced by this Instrument and the Loan Notes on terms reasonably satisfactory to the Holders representing not less than two-thirds of the aggregate Principal of the then Outstanding Loan Notes and (ii) does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until all the Loan Notes issuable under this Instrument have been fully and finally redeemed or converted;

“Person”	an individual or a corporation, a general or limited partnership, a trust, an incorporated or unincorporated association, a joint venture, a limited liability company, a limited liability partnership, a joint stock company, a government (or an agency or political subdivision thereof) or any other entity of any other kind;

“pounds sterling” “£” and “pence”	the lawful currency of the United Kingdom;

“Principal”	in respect of any Loan Note, the principal amount of such Loan Note, save to the extent previously converted or redeemed in accordance with the provisions of this Instrument;

“Principal Market”	AIM;

“Redemption Price”	shall have the meaning given in Section 10.2;

“Reference Price”	the arithmetic average of the Average Price for an Ordinary Share for the three consecutive Trading Days following the signing of the Subscription Agreement provided that if at any time during the said three day period the Ordinary Shares shall have been quoted ex-dividend (or ex- any other entitlement) and during some other part of that period the Ordinary Shares shall have been quoted cum-dividend (or cum- any other entitlement), then: (i) if the Ordinary Shares to be issued do not rank for the dividend (or entitlement) in question, the quotations on

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the dates on which the Ordinary Shares shall have been quoted cum-dividend (or cum any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such dividend or entitlement per Ordinary Share as at the date of first public announcement of such dividend (or entitlement); or (ii) if the Ordinary Shares to be issued do rank for the dividend (or entitlement) in question, the quotations on the dates on which the Ordinary Shares shall have been quoted ex-dividend (or ex- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount, and provided further that if the Ordinary Shares on each of the said three Trading Days have been quoted cum-dividend (or cum- any other entitlement) in respect of a dividend (or other entitlement) which has been declared or announced but the Ordinary Shares to be issued do not rank for that dividend (or other entitlement) the quotations on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such dividend or entitlement per Ordinary Share as at the date of the first public announcement of such dividend or entitlement, and provided further that, if such Average Price is not available on one or more of the said three Trading Days, then such Trading Day shall be disregarded and the immediately subsequent Trading Day, on which such Average Price is available, shall be used for the purpose of the calculations contemplated hereunder, provided further that if for the period of eight successive Trading Days no such Average Price is available in the relevant period the Current Market Price shall be determined in good faith by an independent investment bank of international repute selected by the Company and approved in writing by the Majority Holders, subject to the dispute resolution procedure contained in Section 6,

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and provided further that, where the application of the foregoing provisions results in a figure for the Reference Price which is less than 90 pence, the Reference Price shall be 90 pence;

“Register”	shall have the meaning given in Section 8.2(a);

“Registrars”	the registrars of the Company from time to time as specified in writing by the Company to the Holders currently being Capita IRG Plc;

“Relevant Price”	in relation to any issue or grant referred to in paragraph (c), (f) or (9) of Section 4.3, the Current Market Price per Ordinary Share on the Trading Day immediately preceding the date of the first public announcement of the terms of the issue or grant referred to in such paragraph;

“Relevant Transaction”	shall have the meaning given in section 10.3;

“Share Delivery Date”	shall have the meaning given in Section 5.3;

“Spin-Off”	a distribution of Spin-Off Securities by the Company to Ordinary Shareholders;

“Spin-Off Securities”	equity securities of a Person other than the Company which are, or are intended to be, publicly traded in a market of adequate liquidity (as determined by an independent investment bank of international repute selected by the Company and approved in writing by the Majority Holders within five (5) Business Days of a written request for such approval made by the Company, subject to the dispute resolution procedure contained in Section 6);

“Start Date”	the date of this Instrument;

“Subsidiary” or “Subsidiaries”	any Person or Persons which is a subsidiary of the Company as such term is defined in section 736 of the Act;

“Taxes”	shall have the meaning given in Section 2.10;

“this Instrument”	this instrument;

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“Trading Day”	any day on which the Ordinary Shares or any other securities (as the case may be) are traded on the Principal Market or, if the Principal Market is not the principal securities exchange or trading market for the Ordinary Shares or any other securities (as the case may be), then on the principal securities exchange or trading market on which the Ordinary Shares or any other securities (as the case may be) are then traded; provided that “Trading Day” shall not include any day on which the Ordinary Shares or any other securities (as the case may be) are scheduled to trade on such exchange or market for less than 4.5 hours or any day on which trading in the Ordinary Shares is suspended during the final hour of trading on such exchange or market (unless otherwise consented to in writing by each Holder);

“UK GAAP”	generally accepted accounting principles in the United Kingdom from time to time;

“Void Optional Redemption Notice”	shall have the meaning given in Section 10.12;

“Void Optional Redemption Option”	shall have the meaning given in Section 10.12;

“Voluntary Redemption Amount”	shall have the meaning given in Section 3.4(b);

“Warrants”	the warrants to subscribe for Ordinary Shares which are issued to Collins Stewart on the Initial Issue Date and all warrants issued in exchange therefor or replacement thereof; and

“Warrant Shares”	the Ordinary Shares to be issued upon exercise of the Warrants in accordance with the provisions of the Warrants.

1.2	References to Sections and Schedules are, save where the context otherwise requires, to sections of and schedules to this Instrument.

1.3	Section headings are included for the convenience of the parties only and do not affect the interpretation of this Instrument.

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2.	COVENANT TO PAY; MATURITY; INTEREST

2.1	The Company hereby promises and covenants to pay to the order of each Holder:

(a)	the Principal on its Loan Notes when due, whether on the Maturity Date or upon acceleration, redemption or otherwise (in each case in accordance with the terms of this Instrument);

(b)	interest (“Interest”) on any Principal of its Loan Notes at the rate of four per cent. (4%) per annum, subject to adjustment in accordance with the terms of this Instrument (the “Interest Rate”), from, and including, the Issue Date of a Loan Note until, and including, the date on which such Loan Note is paid or converted in full in accordance with the terms hereof; and

(c)	Contingent Interest on its Loan Notes to the extent and at the time or times required to be paid as more fully described in Section 14.

2.2	On the Maturity Date, each Holder shall surrender the Certificate in respect of its Loan Notes to the Company and the Company shall pay to each Holder an amount in cash representing all outstanding Principal in respect of its Loan Notes, together with accrued and unpaid Interest, accrued and unpaid Contingent Interest and accrued and unpaid Late Charges, if any, on such Loan Notes. The “Maturity Date” shall be the fifth anniversary of the Initial Issue Date as extended at the option of any Holder in respect of its Loan Notes:

(a)	in the event that, and only for so long as, a Liquidity Event shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Liquidity Event; and

(b)	to the date that is ten (10) days after the consummation of a Major Transaction, in the event that a Major Transaction is publicly announced or a Notice of Major Transaction is delivered prior to the Maturity Date, or, if such Major Transaction does not proceed, to the date that is ten (10) days after the Company publicly announces the failure of such Major Transaction.

2.3	Interest on the Loan Notes shall accrue daily at the Interest Rate from the Issue Date and be due and payable in cash in arrears on:

(a)	31 December and 31 July during the period beginning on the Issue Date and ending on, and including, the Maturity Date; and

(b)	the Maturity Date (each, an “Interest Date”).

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Interest on the Loan Notes shall cease to accrue in respect of any Principal converted into Ordinary Shares in accordance with the terms hereof (with effect from the Share Delivery Date or, if the Company exercises the election in Section 3.4, the date on which the Voluntary Redemption Amount is paid in respect thereof). Interest on the Loan Notes shall be computed on the basis of a 365-day year and the actual number of days elapsed.

2.4	If any Conversion Date is a date prior to the initial Interest Date or between Interest Dates, the Interest due in respect of the Principal which is being converted on such Conversion Date shall be duly settled in cash on the next following Interest Date in accordance with Section 2.3. If any Conversion Date is an Interest Date, the Interest due in respect of the Principal which is being converted on such Conversion Date shall be duly settled in cash on such date in accordance with this Section 2.4. From and after the occurrence of a Liquidity Event or an Event of Default, the Interest Rate shall be increased by two per cent (2%). In the event that such Liquidity Event or Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to apply as from the day after the date of such cure, but for the avoidance of doubt each Holder shall be entitled to Interest at such increased rate for the period from and including the date on which such Liquidity Event or Event of Default occurred to and including the date on which such Liquidity Event or Event of Default is cured or the Maturity Date, whichever is earlier.

2.5	Contingent Interest shall be due and payable on the payment date of the related Cash Dividend.

2.6	Interest and Contingent Interest on the Loan Notes shall be immediately payable upon redemption of the Principal to which such Interest and Contingent Interest relates.

2.7	Whenever any payment of cash is to be made by the Company to any Person pursuant to this Instrument, such payment shall be made by electronic funds transfer of immediately available funds (in pounds sterling) to such account as each Holder may from time to time designate by written notice in accordance with the provisions of this Instrument.

2.8	Any amount of Interest, Contingent Interest, Principal or other amount due under the Loan Notes which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate per annum being the Interest Rate plus two per cent (2%) (accruing on a daily basis) from the date such amount was due until the same is paid in full (“Late Charge”).

2.9	Whenever any amount expressed to be due by the terms of this Instrument is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

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2.10	Tax Adjustments

All payments by the Company to the Holders in regard or in connection with the Loan Notes shall be made in full free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and all other present or future taxes, fees, duties, withholdings or charges of any nature whatsoever (“Taxes”) save only as may be required by law. In the event that any withholding or deduction from such payment is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company shall promptly:

(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted; and

(b)	(but in any event within 30 days of payment) forward to the applicable Holder an official receipt or other documentation satisfactory to such Holder evidencing such payment to such authority.

(c)	pay to the applicable Holder such additional amount or amounts as is necessary to ensure that the net amount actually received by such Holder will equal the full amount such Holder after such deduction or withholding (and after taking account of any further deduction or withholding which is required to be made as a consequence of the increase) would have received had no such withholding or deduction been required.

2.11	The Holder shall use all reasonable endeavours to complete any procedural formalities necessary for obtaining authorisation from the UK Inland Revenue to make payments pursuant to the Loan Notes free of any deduction or withholding including where appropriate making an application for relief under an appropriate double tax treaty. For the avoidance of doubt such reasonable endeavours shall not include any change to the identity of the Holder.

2.12	In the event that the Holder determines in its absolute discretion (acting reasonably) that it has received, realised, utilised and retained a tax relief, tax credit, tax saving or refund of tax (the “Tax Saving”) in respect of any deduction or withholding from any payment hereunder the Holder shall repay such amount to the Company which the Holder reasonably determines will leave it (after such repayment) in the same position as it would have been in had there been no withholding or deduction, provided that:

(a)

the Holder shall have an absolute discretion as to the time at which and the order and manner in which it realises and utilises any Tax Saving, and in particular it shall not be under any obligation to claim any such Tax Saving in respect of the

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amount of such withholding or deduction in priority to any other claim, relief, credit, saving, deduction or refund available to it.

(b)	if the Holder has made such a repayment and it subsequently transpires that the Holder did not receive that Tax Saving or received a lesser Tax Saving, the Company shall pay to the Holder on demand such sum as the Holder may determine as being necessary to restore the after tax position of the Holder to that which it would have been had no adjustment under this proviso (b) been necessary; and

(c)	nothing in this Section 2.12 shall confer any right upon the Company or any other person to require disclosure of any information relating to the tax affairs or otherwise of the payee, or to interfere with the rights of the payee to arrange its tax affairs in whatever manner it thinks fit.

If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the applicable Holder the required receipts or other required documentary evidence, the Company shall indemnify such Holder for any incremental Taxes, interest, penalties, expenses and costs that may become payable or are incurred by such Holder as a result of any such failure and shall do so promptly upon such Taxes, interest, penalties, expenses or costs becoming payable by the applicable Holder.

2.13	The Company shall pay any and all stamp duty, stamp duty reserve tax, registration, documentary or other similar taxes that may be payable in respect of the initial issue or delivery of the Loan Notes.

3.	CONVERSION

3.1	The Loan Notes shall be convertible into Ordinary Shares, on the terms and conditions set out in this Instrument, in Principal of £100,000 or multiples thereof or if less in Principal equal to the total outstanding Principal amount held by the relevant Holder.

3.2	Subject to the provisions of Section 4, at any time or times during the Conversion Period, any Holder shall be entitled to convert all or any part of the outstanding and unpaid Principal of a Loan Note into fully paid Ordinary Shares in accordance with Section 5, at the Conversion Rate.

3.3	The Company shall not issue any fraction of an Ordinary Share upon any conversion. If the conversion would result in an entitlement to a fraction of an Ordinary Share, the Company shall round such fraction of an Ordinary Share up or down to the nearest whole Ordinary Share.

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3.4	Notwithstanding any other provisions of this Loan Note, where any Holder submits a Conversion Notice to the Company in accordance with Section 5.1, the Company may, upon receipt of a completed copy of the Conversion Notice, elect to redeem the Loan Notes the subject of the Conversion Notice rather than allot the Ordinary Shares to which the Holder would otherwise be entitled. Where the Company makes such election it will:

(a)	as soon as practicable, but in no event later than one (1) Business Day after receipt of the Conversion Notice, send, via facsimile or e-mail, and receive confirmation of receipt from the recipients’ facsimile machine or by reply e-mail as the case may be, a notice notifying the Holder of the same; and

(b)	on the first Business Day following the period of fifteen Trading Days, subject to any extension of such period as contemplated by the calculation provisions of the Current Market Price, which commences on the date next following the day on which the Holder receives the Company’s election notice under Section 10 below, pay to the Holder the Voluntary Redemption Amount, where the “Voluntary Redemption Amount” in any such instance will be a product of the number of Ordinary Shares which would otherwise have been allotted pursuant to the Conversion Notice multiplied by the Current Market Price as at the due date of payment, together with all accrued and unpaid Interest, Contingent Interest and Late Charges referable to the Loan Notes the subject of the Conversion Notice.

4.	CONVERSION RATE

4.1	The number of Ordinary Shares issuable upon conversion of all or any portion of the Principal of the Loan Notes pursuant to Section 3 shall be determined according to the following formula (the “Conversion Rate”):

Principal being converted
Conversion Price

4.2	The Company shall pay any and all duties and taxes including any and all stamp duty, stamp duty reserve tax, documentary, registration or other similar taxes that may be payable with respect to the allotment and issue of Ordinary Shares upon conversion of the Loan Notes.

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4.3	The Reference Price will be subject to adjustment from time to time as follows:

(a)	If, at any time or from time to time on or after the Start Date, there shall be an alteration to the Nominal Value of the Ordinary Shares as a result of the consolidation or subdivision thereof, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately before such alteration by the following fraction:

A

B

Where:

A	equals the nominal amount of one Ordinary Share immediately after such alteration; and

B	equals the nominal amount of one Ordinary Share immediately before such alteration.

Such adjustment shall become effective on the date on which the alteration takes effect.

(b)	If, at any time or from time to time on or after the Start Date, the Company shall issue any securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase or otherwise acquire any Ordinary Shares) to Ordinary Shareholders as a class by way of rights or grant to Ordinary Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase or otherwise acquire any securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase Ordinary Shares) then, on the occasion of each such issue or grant, the Company shall either:

(i)	adjust the Reference Price by multiplying the Reference Price in force immediately prior to such issue or grant by the following fraction:

      A - B

        A

Where:

A	equals the Current Market Price of one Ordinary Share on the Trading Day immediately preceding the date on which the terms of such issue or grant are publicly announced: and

B	equals the Fair Market Value on the date of such announcement of the portion of the rights attributable to one Ordinary Share; or

(ii)	make a like issue or grant of options, rights, warrants or securities to each Holder as if each Holder had submitted a Conversion Notice in respect of the entire Principal outstanding on its Loan Notes on the record date applicable to such issue or grant at the Conversion Rate then applicable. Such adjustment shall become effective on the date of such issue or grant.

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(c)	If, at any time or from time to time on or after the Start Date, the Company shall issue Ordinary Shares to Ordinary Shareholders by way of rights, or issue or grant to Ordinary Shareholders as a class by way of rights, options, warrants or other rights to subscribe for or purchase any Ordinary Shares, in each case at less than the Relevant Price, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such issue or grant by the following fraction:

      A + B

      A + C

Where:

A	equals the number of Ordinary Shares in issue immediately before such announcement;

B	equals the number of Ordinary Shares which the aggregate amount (if any) payable for the Ordinary Shares being issued by way of rights, or for the options or warrants or other rights being issued by way of rights and for the total number of Ordinary Shares comprised therein would purchase at the Relevant Price; and

C	equals the number of Ordinary Shares being issued or, as the case may be, the maximum number of Ordinary Shares which may be issued pursuant to such options, warrants or rights.

Such adjustment shall become effective on the date of such issue or grant of Ordinary Shares, options, warrants or other rights.

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(d)	If, at any time or from time to time on or after the Start Date, the Company shall issue any Ordinary Shares credited as fully paid to the Ordinary Shareholders by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve), other than to the extent that any such Ordinary Shares are issued instead of the whole or part of a Cash Dividend, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such issue by the following fraction:

 A

 B

where:

A	equals the aggregate nominal amount of the issued Ordinary Shares immediately before such issue; and

B	equals the aggregate nominal amount of the issued Ordinary Shares immediately after such issue.

Such adjustment shall become effective on the date of issue of such Ordinary Shares.

(e)	If, at any time or from time to time on or after the Start Date, the Company shall pay or make any Capital Distribution to the Ordinary Shareholders, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such Capital Distribution by the following fraction:

      A - B

        A

where:

A	equals the Current Market Price of one Ordinary Share on the Trading Day immediately preceding the date of the first public announcement of the relevant Capital Distribution or, in the case of a Spin-Off, is the mean of the Average Prices of an Ordinary Share for the five consecutive Trading Days ending on the Trading Day immediately preceding the date on which the Ordinary Shares are traded ex- the relevant Spin-Off; and

B	equals the portion of the Fair Market Value of the Capital Distribution attributable to one Ordinary Share, determined by dividing the Fair Market Value of the aggregate Capital Distribution by the number of Ordinary Shares entitled to receive the Capital Distribution.

Such adjustment shall become effective on the date on which such Capital Distribution is made or if later, the first date upon which the Fair Market Value of the Capital Distribution is capable of being determined as provided herein.

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(f)	If, at any time or from time to time on or after the Start Date, the Company shall issue (otherwise than as mentioned in paragraph (c) above) wholly for cash or for no consideration any Ordinary Shares (other than Ordinary Shares issued on conversion of the Loan Notes, upon exercise of the Warrants or on the exercise of any rights of conversion into, or exchange or subscription for, Ordinary Shares, which rights are outstanding on the Start Date provided that the terms of such Warrants or such rights are not amended, modified or changed on or after the Start Date) or issue or grant (otherwise than as mentioned in paragraph (c) above) wholly for cash or for no consideration any options, warrants or other rights to subscribe for or purchase any Ordinary Shares, at a price per Ordinary Share which is less than the Relevant Price, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such issue by the following fraction:

      A + B

      A + C

where:

A	equals the number of Ordinary Shares in issue immediately before the issue of such Ordinary Shares or the grant of such options, warrants or rights;

B	equals the number of Ordinary Shares which the aggregate consideration (if any) receivable for the issue of such additional Ordinary Shares or, as the case may be, for the Ordinary Shares to be issued or otherwise made available upon the exercise of any such options, warrants or rights, would purchase at the Relevant Price; and

C	equals the number of Ordinary Shares to be issued pursuant to such issue or, as the case may be, the maximum number of Ordinary Shares which may be issued upon exercise of such options, warrants or rights.

Such adjustment shall become effective on the date of issue of such additional Ordinary Shares or, as the case may be, the grant of such options, warrants or rights.

(g)

If, at any time or from time to time on or after the Start Date, the Company or any Subsidiary or (at the direction or request of or pursuant to any arrangements with the Company or any Subsidiary) any other Person (otherwise than as mentioned

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in paragraphs (c) or (f) above) shall issue wholly for cash or for no consideration any securities (or enter into any contractual arrangements which would have an equivalent economic effect of issuing such securities) which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, Ordinary Shares (other than Ordinary Shares already in issue at the time of the issue of the securities referred to) (or shall grant any such rights in respect of existing securities so issued) or securities which by their terms might be redesignated as Ordinary Shares, and the consideration per Ordinary Share receivable upon conversion, exchange, subscription or redesignation is less than the Relevant Price, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such issue (or grant) by the following fraction:

    A + B

    A + C

where:

A	equals the number of Ordinary Shares in issue immediately before such issue or grant (but where the relevant securities carry rights of conversion into or rights of exchange or subscription for Ordinary Shares which have been issued by the Company for the purposes of or in connection with such issue, less the number of such Ordinary Shares so issued);

B	equals the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to such securities or, as the case may be, for the Ordinary Shares to be issued or to arise from any such redesignation would purchase at the Relevant Price; and

C	equals the maximum number of Ordinary Shares to be issued or otherwise made available upon conversion or exchange of such securities or upon the exercise of such right of subscription attached thereto at the initial conversion, exchange or subscription price or rate or, as the case may be, the maximum number of Ordinary Shares which may be issued or arise from any such redesignation, provided that if at the time of issue of the relevant securities or date of grant of such rights (the “Paragraph (g) Specified Date”) such number of Ordinary

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Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such securities are converted or exchanged or rights of subscription are exercised or, as the case may be, such securities are redesignated or at such other time as may be provided) then for the purposes of this paragraph (g), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Paragraph (g) Specified Date and as if such conversion, exchange, subscription, purchase or acquisition or, as the case may be, redesignation had taken place on the Paragraph (g) Specified Date.

Such adjustment shall become effective on the date of issue of such securities or, as the case may be, the grant of such rights.

(h)	If, at any time or from time to time on or after the Start Date, there shall be any modification of the rights of conversion, exchange or subscription attaching to any such securities (or any contractual arrangement shall occur which shall have an equivalent economic effect of such modification) as are mentioned in paragraph (g) above (other than in accordance with the terms (including terms as to adjustment) applicable to such securities upon issue) so that following such modification the consideration per Ordinary Share receivable has been reduced and is less than the Current Market Price per Ordinary Share on the Trading Day immediately preceding the date of the first public announcement of the proposals for such modification, the Reference Price shall be adjusted by multiplying the Reference Price in force immediately prior to such modification by the following fraction:

    A + B

    A + C

where:

A	equals the number of Ordinary Shares in issue immediately before such modification (but where the relevant securities carry rights of conversion into or rights of exchange or subscription for Ordinary Shares which have been issued by the Company for the purposes of or in connection with such issue, less the number of such Ordinary Shares so issued);

B	equals the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares to be issued or otherwise made

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available upon conversion or exchange or upon exercise of the right of subscription attached to the securities so modified would purchase at such Current Market Price per Ordinary Share; and

C	equals the maximum number of Ordinary Shares which may be issued or otherwise made available upon conversion or exchange of such securities or upon the exercise of such rights of subscription attached thereto at the modified conversion, exchange or subscription price or rate but giving credit in such manner as an independent investment bank of international repute, selected by the Company and approved in writing by the Majority Holders (within five (5) Business Days of a request for such approval made by the Company) shall, acting as an expert, consider appropriate for any previous adjustment under this paragraph or paragraph (g) above, provided that if at the time of such modification (the “Paragraph (h) Specified Date”) such number of Ordinary Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such securities are converted or exchanged or rights of subscription are exercised or at such other time as may be provided) then for the purposes of this paragraph (h), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Paragraph (h) Specified Date and as if such conversion, exchange or subscription had taken place on the Paragraph (h) Specified Date.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange or subscription attaching to such securities.

(i)	If, at any time or from time to time on or after the Start Date, the Company or any Subsidiary or (at the direction or request of or pursuant to any arrangements with the Company or any Subsidiary) any other Person shall offer any securities in connection with which offer Ordinary Shareholders as a class are entitled to participate in arrangements whereby such securities may be acquired by them (except where the Reference Price falls to be adjusted under paragraphs (b), (c), (d), (e), (f) or (g) above or an offer falls to be made to Holders, or would fall to be so adjusted or made if the relevant issue or grant was at less than the Current Market Price per Ordinary Share on the relevant Trading Day) the Reference Price shall be adjusted by multiplying the Reference Price in force immediately before the making of such offer by the following fraction:

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A - B
A

where:

A	equals the Current Market Price of one Ordinary Share on the Trading Day immediately preceding the date on which the terms of such offer are first publicly announced; and

B	equals the Fair Market Value on the date of such announcement of the portion of the relevant offer attributable to one Ordinary Share.

Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-rights on the Principal Market.

(j)	The Company shall not and shall procure that none of its Subsidiaries shall issue or sell Ordinary Shares, Options or Convertible Securities at a price, or take any other action, that would require an adjustment pursuant to this Section 4.3 unless the Company has obtained all consents and approvals necessary (including, but not limited to, any applicable approvals and consents of the Board of Directors of the Company, the Ordinary Shareholders or the Principal Market) to issue additional Listed Ordinary Shares upon conversion of the then outstanding principal amounts of the Loan Notes at the adjusted Conversion Price.

(k)	Concurrently with the public announcement by the Company of the making of an offer, grant or issue to which Section 4.3(b) applies, the Company shall notify each Holder in writing whether it shall adjust the Conversion Price or extend the offer or grant or issue to such Holder as set out in Section 4.3(b)(ii) (as the case may be).

(l)

If the Conversion Date in relation to any Loan Note shall be after the record date for any such issue, distribution, grant or offer (as the case may be) as is mentioned in paragraphs (b) to (i) above, but before the relevant adjustment becomes effective or the relevant offer is made to Holders, the Company shall (conditional upon the relevant adjustment becoming effective) procure that there shall be issued or transferred to the converting Holder or in accordance with the instructions contained in the Conversion Notice such additional number of Ordinary Shares or other securities as, together with the Ordinary Shares issued or transferred, as the case may be, on conversion, is equal to the number of Ordinary Shares which would have been required to be issued, allotted or

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transferred, as the case may be, on conversion if the relevant adjustment or offer had in fact been made and accepted and become effective immediately after the relevant record date. Such additional Ordinary Shares or other securities shall be issued or transferred as at, and within one month after, the relevant Conversion Date or within one month after the date of issue of Ordinary Shares or other securities if the relevant adjustment results from the issue or transfer of Ordinary Shares and certificates for such Ordinary Shares (if such Ordinary Shares are in certificated form) will be despatched within such period of one month.

(m)	[FOR SUBSEQUENT LOAN NOTES AND ADDITIONAL LOAN NOTES ONLY:

If during the period beginning on and including the Start Date and ending on the date immediately preceding the Issue Date of any Loan Notes, the Company entered into, or in accordance with this Section 4.3 would have been deemed to have entered into (had this Instrument been outstanding at such time), any of the events set forth in this Section 4.3, then solely for purposes of determining any adjustment or rights under this Section 4.3 as a result of such event or deemed event, such Loan Notes shall be deemed to have been outstanding at the time of each such event or deemed event.]

(n)	If Majority Holders and the Company (acting reasonably and in good faith and after a reasonable period of consultation with each other) determine that an adjustment should be made to the Conversion Price as a result of one or more events or circumstances not referred to above in this Section 4.3 (even if the relevant event or circumstance is specifically excluded from the operation of paragraphs (a) to (m) above), such Holders and the Company shall (within 21 days of such event or circumstance arising), at such Holders’ expense, jointly request an independent investment bank of international repute, acting as expert, to determine as soon as practicable what adjustment (if any, and provided that it shall result in a reduction of the Conversion Price) to the Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment (if any) should take effect and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination provided that no more than one adjustment shall be made in respect of any one event or circumstance.

(o)	The Company covenants and undertakes to each Holder that it shall not, and shall procure that none of its Subsidiaries shall, do anything which would give rise to an adjustment pursuant to this Section 4.3 which would cause the Conversion Price per Ordinary Share to be reduced to an amount that is less than the nominal value of an Ordinary Share from time to time.

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(p)	References to any issue or offer to Ordinary Shareholders “as a class” or “by way of rights” shall be taken to be references to an issue or offer to all or substantially all Ordinary Shareholders other than Ordinary Shareholders to whom, by reason of laws of any territory or requirements of any recognised regulatory body or any other stock exchange in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer.

(q)	On any adjustment pursuant to this Section 4.3, the resultant Conversion Price shall be rounded to the nearest £0.0001.

(r)	No adjustment shall be made to the Conversion Price where Ordinary Shares or other securities (including rights, warrants or options) are issued, offered, exercised, allotted, appropriated, modified or granted to employees (including directors holding executive office) of the Company or any Subsidiary pursuant to any employees’ share scheme (as defined in section 743 of the Act).

5.	MECHANICS OF CONVERSION

5.1	To convert any Loan Notes into Ordinary Shares on any Business Day during the Conversion Period (the “Conversion Date”), the Holder thereof shall:

(a)	transmit by facsimile (and receive confirmation of receipt from the recipient’s designated facsimile machine), for receipt on or prior to 5.00 p.m., London time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Schedule I (the “Conversion Notice”) to the Company (marked for the attention of the Company Secretary) with a copy thereof to the Registrars; and

(b)	subject to Section 8.1, surrender to a common carrier for second Business Day delivery to the Registrars as soon as practicable following such date the original Certificate for the Loan Notes being converted (or an indemnification undertaking with respect to such Certificate in the case of its loss, theft or destruction).

5.2	Subject to the provisions of Section 6, upon receipt by the Company of a copy of a completed Conversion Notice in accordance with Section 5.1, the Company shall as soon as practicable, but in no event later than one (1) Business Day after receipt of such Conversion Notice, send, via facsimile, and receive confirmation of receipt from the recipient’s facsimile machine, a confirmation notice of receipt of such Conversion Notice to the applicable Holder and the Registrars in the form of the notice set out in Schedule II, which confirmation notice shall constitute an instruction to the Registrars to process such Conversion Notice in accordance with the terms herein.

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5.3	Subject to the provisions of Section 6, upon receipt by the Company of a copy of the executed and completed Conversion Notice in accordance with Section 5.1, the Company shall allot and issue the number of Ordinary Shares to which the applicable Holder is entitled to such Holder or its designee on or before the fifth (5th) Business Day following the Conversion Date (the “Share Delivery Date”), and procure that the Registrars:

(a)	credit such aggregate number of Ordinary Shares to such Holder’s or its designee’s CREST stock account or its balance account with such electronic or book-entry delivery system; or

(b)	upon the Holder’s request, deliver to an express courier service for guaranteed second (2nd) Business Day service to the address as specified in the Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of Ordinary Shares so allotted and issued.

5.4	Subject to Section 6, if less than the entire outstanding Principal of a Loan Note is submitted for conversion, then the Company shall procure that the Registrars shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the relevant Certificate and at the Company’s expense, issue and despatch to the applicable Holder a new Certificate for the outstanding Principal held by such Holder following such conversion.

5.5	The Company’s obligation to issue Ordinary Shares upon conversion of Loan Notes shall not be subject to (i) any right of set-off or other defence or (ii) any claims against the Holders howsoever arising.

5.6	The Person or Persons entitled to receive the Ordinary Shares issuable upon a conversion of the Loan Notes shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the applicable Conversion Date.

5.7	If the Company fails to comply with its obligations under Section 5.3, it shall without prejudice to any other remedies of the relevant Holder indemnify such Holder in respect of any loss, liability, cost or expense which such Holder may incur by virtue of its not being able to transfer or deliver the Ordinary Shares to which such Holder is entitled, including to any other Person to whom such Holder may have agreed to sell or transfer Ordinary Shares.

6.	DISPUTES

6.1

In case of any dispute in respect of any calculations or determinations made in accordance with the terms of this Instrument, unless specifically otherwise provided, if any Holder and the Company are unable to agree upon the determination of the results of

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such calculation or determination within one (1) Business Day of such disputed calculation or determination being submitted to the applicable Holder, the Company shall within one (1) further Business Day submit via facsimile the disputed calculation or determination to an independent, reputable investment bank or firm of chartered accountants selected by the Company and approved by the Majority Holders (or, in the event of such a selection meeting with the approval of such Majority Holders not having been made within such one further Business Day, such an investment bank or firm of chartered accountants as may be appointed on the application of the Company or any Holder by the President for the time being of the Institute of Chartered Accountants of England and Wales).

6.2	The Company shall use its reasonable endeavours to procure that the investment bank or accountants (including any investment bank or accountants appointed by the Institute of Chartered Accountants of England and Wales) as the case may be, perform the determinations or calculations (acting as an expert and not an arbitrator) and notify the Company and the applicable Holder of the results no later than the second (2nd) Business Day after the date it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties, absent manifest error. The costs of any such investment banks or accountant’s determination or calculation (including any amounts in respect of VAT thereon to the extent that the recipient of the supply in question certifies that neither it nor any member of its VAT group is entitled to credit or repayment in respect of that VAT as deductible input tax) shall be borne by the Company.

7.	DELETED

8.	BOOK ENTRY; REGISTER

8.1	Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of Loan Notes represented by any Certificate in accordance with the terms hereof, the Holder thereof shall not be required to effect a surrender of such Certificate to the Company unless the entire Principal then outstanding in respect of such Certificate is being converted and/or redeemed or repaid pursuant to the terms of this Instrument.

8.2	The Company shall so long as any Loan Notes are outstanding:

(a)	maintain at its registered office or the office of the Registrar a register (the “Register”) which shall show (i) the name and address of the Holder of each Loan Note and all transfers and changes of ownership of Loan Notes, (ii) all cancellations of the Principal of any Loan Note following its conversion or redemption, (iii) all transfers of Loan Notes and (iv) all issues and replacements of Certificates; and

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(b)	subject to applicable laws and regulations at all reasonable times during office hours and on prior written notice by a Holder, make the Register available to such Holder for inspection and for the taking of copies or extracts.

8.3	A Holder may not transfer or redeem any Loan Note unless such Holder first physically surrenders the Certificate relating to such Loan Note to the Company, whereupon, provided such transfer or redemption is in accordance with the terms of this Instrument, the Company will forthwith issue and deliver upon the order of such Holder a new Certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining Principal represented by such Certificate.

8.4	Each Holder and any transferee or assignee, by acceptance of the Loan Notes or such new Loan Note, acknowledges and agrees that, by reason of the provisions of this Section, following conversion of any Loan Notes constituting a portion only of any Certificate, the Principal represented by such Certificate may be less than the original principal amount set forth on the face thereof.

8.5	The Person in whose name a Loan Note is registered shall (to the fullest extent permitted by applicable law) be treated as the absolute owner of such Loan Note. Title to a Loan Note will pass upon the registration of the transfer of such Loan Note in accordance with Section 8.3.

9.	NOTICES

9.1	Immediately upon any adjustment of the Conversion Price, the Company will give written notice thereof to each Holder setting forth in reasonable detail, and certifying, the calculation of such adjustment.

9.2	While any amount remains outstanding under a Loan Note, the Company shall, at the same time as it gives any notice or sends any documents to its Ordinary Shareholders, give the same notice and deliver the same documents to the Holder of such Loan Note.

10.	REDEMPTION

10.1	In addition to all other rights of the Holders contained in this Instrument and in the Loan Notes, upon the occurrence of a Major Transaction, each Holder shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s Loan Notes at a price (the “Major Transaction Redemption Price”) equal to 115% of the Principal amount together with any accrued and unpaid Interest, Contingent Interest and Late Charges thereon.

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10.2	In addition to all other rights of the Holders contained in this Instrument and in the Loan Notes, on and at any time after the occurrence of a Liquidity Event, each Holder shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s Loan Notes at a price (the “Liquidity Event Redemption Price” and, collectively with the “Major Transaction Redemption Price,” the “Redemption Price”) equal to the greater of:

(a)	the sum of:

(i)	115% of the Principal of the Loan Notes to be redeemed; and

(ii)	any accrued and unpaid Interest, Contingent Interest and Late Charges thereon; and

(b)	the product of:

(i)	the Conversion Rate for the Principal of the Loan Notes to be redeemed in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder Upon a Liquidity Event (as defined below); and

(ii)	the Average Price of the Ordinary Shares on the Trading Day immediately preceding such Liquidity Event.

10.3	A “Major Transaction” shall be deemed to have occurred at such time as any of the following events:

(a)	any Organic Change being completed or becoming effective or any scheme of arrangement, reconstruction or amalgamation of or involving the Company becoming effective (a “Relevant Transaction”) (other than a Relevant Transaction (i) for which the Company is not required to obtain prior approval of its Ordinary Shareholders, (ii) in relation to which the holders of the Company’s voting power immediately prior to the Relevant Transaction continue after such Relevant Transaction to hold, directly or indirectly, more than 50% of the voting power of the surviving entity or entities or (iii) with the sole effect of changing the jurisdiction of incorporation of the Company), provided that the Company certifies to the Holders that such Relevant Transaction will not have an adverse effect on the Holders’ rights under the Loan Notes (including their rights to receive Listed and freely transferable Conversion Shares upon conversion);

(b)	the completion of a sale or transfer (except to another subsidiary) by the Company or any Subsidiary of assets representing fifty per cent. (50%) or more of the consolidated assets of the Company and its Subsidiaries as determined by reference to the latest published accounts of the Company and its Subsidiaries; or

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(c)	the making of any general offer by any Person to acquire all or a majority of the issued ordinary share capital of the Company not owned by it (and/or by its subsidiaries or holding companies) and such offer becoming or being declared unconditional.

10.4	A “Liquidity Event” shall be deemed to have occurred at such time as any of the following events:

(a)	the suspension from Listing or failure of the Ordinary Shares to be Listed for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) Trading Days in any 365-day period for any reason other than in connection with and as a result of a reverse takeover (as described in paragraph 13 of Part One of the AIM Rules);

(b)	the suspension from Listing or failure of the Ordinary Shares to be Listed for a period of forty (40) consecutive Trading Days or for more than an aggregate of sixty (60) Trading Days in any 365-day period in connection with and as a result of a reverse takeover of the Company;

(c)	the Company’s notice or the Registrars’ notice, at the direction of the Company, to any Holder, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Loan Notes into Ordinary Shares that is tendered in accordance with the provisions of this Instrument and the Loan Notes;

(d)	if for any reason a Holder has not received all of the Ordinary Shares prior to the fifteenth (15th) Business Day after the Share Delivery Date with respect to a conversion of a Loan Note; or

(e)	the permanent delisting of the Ordinary Shares at the request of the Company.

10.5	In the case of a Major Transaction referred to in Section 10.3 (a) or (b) no earlier than fifteen (15) Trading Days nor later than nine (9) Trading Days prior to the occurrence thereof or in the case of a Major Transaction referred to in Section 10.3 (c) no earlier than after the occurrence thereof and no later than fifteen (15) Trading Days after the occurrence thereof, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to each Holder which notice shall include the date by which each Holder must provide the Company with notice of its intent to exercise its redemption rights hereunder (which date shall not be sooner than five (5) Business Days after the date of the Notice of Major Transaction (the “Major Transaction Response Date”)).

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10.6	The Company shall publicly disclose the material facts of such Major Transaction prior to or concurrently with providing the Notice of Major Transaction, such public disclosure to be made not later than nine (9) Business Days prior to the completion of a Major Transaction referred to in Section 10.3(a) or (b) and not later than one (1) Business Day after the occurrence of a Major Transaction referred to in Section 10.3(c).

10.7	At any time after receipt of a Notice of Major Transaction and prior to the Major Transaction Response Date any Holder may require the Company to redeem any of its Loan Notes by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder Upon Major Transaction”) to the Company, which Notice of Redemption at Option of Holder Upon Major Transaction shall indicate:

(a)	the Principal of any of its Loan Notes that such Holder is electing to have redeemed; and

(b)	the applicable Major Transaction Redemption Price, as calculated pursuant to Section 10.1.

10.8	Within one (1) Business Day of the occurrence of a Liquidity Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Liquidity Event”) to each Holder. At any time after the earlier of such Holder’s receipt of a Notice of Liquidity Event and such Holder becoming aware of a Liquidity Event, such Holder may require the Company to redeem any of its Loan Notes by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder Upon Liquidity Event”) to the Company, which Notice of Redemption at Option of Holder Upon Liquidity Event shall indicate:

(a)	the Principal of such Loan Note that such Holder is electing to have redeemed; and

(b)	the applicable Liquidity Event Redemption Price, as calculated pursuant to Section 10.2.

10.9	Upon the Company’s receipt of a Notice(s) of Redemption at Option of Holder Upon Major Transaction or a Notice(s) of Redemption at Option of Holder Upon Liquidity Event, as the case may be, from any Holder, the Company shall within one (1) Business Day notify each other Holder (if any) by facsimile of the Company’s receipt of such notices and each Holder which has sent such a notice shall promptly submit to the Registrars such Holder’s Certificate for Loan Notes which such Holder has elected to have redeemed.

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10.10	The Company shall pay the applicable Liquidity Event Redemption Price to the applicable Holder within five (5) Business Days after the Company’s receipt of a Notice of Redemption at Option of Holder Upon Liquidity Event; provided that, if required pursuant to Section 8.1, such Holder’s Certificate shall have been so delivered to the Registrars. The Company shall pay the applicable Major Transaction Redemption Price to the applicable Holder simultaneously with the consummation of the Major Transaction, provided that, if required pursuant to Section 8.1, such Holder’s Certificate shall have been so delivered to the Registrars.

10.11	DELETED

10.12	In the event that the Company does not pay the Redemption Price within the time period set forth in Sections 10.8 to 10.10, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, each Holder shall have the option (the “Void Optional Redemption Option”), in lieu of redemption, to require the Company to promptly return to such Holder the Loan Note that was submitted for redemption by such Holder under this Section 10 and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”).

10.13	Upon the Company’s receipt of such Void Optional Redemption Notice:

(a)	the Notice of Redemption at Option of Holder Upon Liquidity Event or the Notice of Redemption at Option of Holder Upon Major Transaction, as the case may be, shall be null and void with respect to that portion of the Loan Note subject to the Void Optional Redemption Notice,

(b)	the Company shall promptly return the Certificate for the Loan Note subject to the Void Optional Redemption Notice; and

(c)	the Conversion Price for any subsequent conversion of the relevant Loan Note (whether in whole or in part) shall be adjusted to the lesser of:

(i)	the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company; and

(ii)	the lowest Average Price for Ordinary Shares during the period beginning on the date on which the Notice of Redemption at Option of Holder Upon Major Transaction or the Notice of Redemption at Option of Holder Upon Liquidity Event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

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10.14	In the event of a dispute as to the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 6 above (with the term “Redemption Price” being substituted for the term “Conversion Rate”).

10.15	A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Principal subject to such notice.

10.16	The Company shall procure that no payments shall be made to Ordinary Shareholders of the Company in connection with a Major Transaction unless and until all payments provided for in this Section 10 in relation to such Major Transaction have been made.

10.17	In the event of a redemption pursuant to this Section 10 of less than all of the Principal of this Instrument, the Company shall promptly cause to be issued and delivered to the applicable Holder a Certificate representing the remaining unpaid Principal which has not been redeemed.

11.	RIGHTS OF HOLDERS

11.1	Any reorganisation, merger, consolidation, reconstruction, amalgamation or sale of all or substantially all of the assets of the Company and its Subsidiaries to another Person or other transaction which in any such case is effected in such a way that holders of Ordinary Shares are entitled to receive shares, securities or assets of any Person (including, without limitation, cash) in exchange for or by way of consideration for the cancellation of, or with respect to, Ordinary Shares is referred to herein as “Organic Change.”

11.2	Prior to the completion of:

(a)	a sale of all or substantially all of the assets of the Company and its Subsidiaries; or

(b)	an Organic Change following which the Company is to become the Subsidiary of another Person or to be wound up the Company will secure from the Person purchasing such assets or the acquiring company or successor resulting from such Organic Change if equity securities of such Person are or will be Listed (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the Majority Holders) to deliver to each Holder, in exchange for the Loan Notes, a convertible security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Instrument and the Loan Notes, including, without limitation, having a principal amount

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and interest rate equal to the principal amounts and interest rates on the Loan Notes held by such Holder, and satisfactory to the Majority Holders (which, for the avoidance of doubt shall not include any part of the Loan Notes redeemed or to be redeemed pursuant to Section 10). In the event that an Acquiring Entity is directly or indirectly controlled by a Person whose ordinary shares or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the Majority Holders may elect to treat such Person as the Acquiring Entity for purposes of this Section 11.2.

11.3	Prior to the consummation of any other Organic Change, the Company shall, to the extent it is within its power (and, if it is not within its power, shall use all reasonable endeavours to), make appropriate provision (in form and substance approved by the Majority Holders) to ensure that each of the Holders will thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the Ordinary Shares immediately theretofore acquirable and receivable upon the conversion of such Holder’s Loan Notes, such shares, securities or assets that would have been issued or transferred in such Organic Change with respect to or in exchange for the number of Ordinary Shares which would have been acquirable and receivable upon the conversion of such Holder’s Loan Notes as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Loan Notes).

12.	RESERVATION OF ORDINARY SHARES AND LISTING

12.1	Reservation of Ordinary Shares

The Company shall, so long as any Principal of any Loan Note is outstanding, reserve at all times and keep available for issue out of its authorised and unissued Ordinary Shares, free of pre-emption and similar rights, solely for the purpose of effecting the conversion of the Loan Notes, a number of Ordinary Shares as shall be necessary to effect the conversion of all of the Loan Notes then outstanding.

12.2	Listing

Upon the issue and allotment of Conversion Shares pursuant to this Instrument, the Company shall cause such Conversion Shares to be duly authorised, validly issued, fully paid and Listed and shall maintain, so long as any other Ordinary Shares shall be so Listed, such Listing of all Conversion Shares allotted and issued. Prior to the date on which all of the Conversion Shares which are capable of being issued pursuant to this Instrument have been issued, neither the Company nor any of its Subsidiaries shall take any action which could result in the delisting or suspension of the Ordinary Shares on the Principal Market.

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13.	VOTING RIGHTS

The Holders shall have no voting rights as shareholders in respect of the Loan Notes, except as required by applicable law, the rules and regulations of the Principal Market and as expressly provided in this Instrument.

14.	CONTINGENT INTEREST

14.1	The Company shall pay Contingent Interest to each Holder, calculated in accordance with Section 14.2, on its Outstanding Loan Notes at such time and from time to time as the Company pays Cash Dividends after the Issue Date.

14.2	The amount of Contingent Interest to be paid on each Loan Note shall be equal to 100% of the Cash Dividends paid by the Company per Ordinary Share multiplied by the number of Ordinary Shares issuable upon conversion of such Loan Note as if the Holder thereof had converted such Loan Note immediately prior to the record date for declaration of such Cash Dividends.

15.	UNDERTAKINGS

The Company shall, and shall procure that each Subsidiary shall, comply with each of the following undertakings, which shall remain in force from the Start Date for so long as any amount is outstanding under the Loan Notes.

15.1	Restrictions on security

(a)	Not, directly or indirectly, create or agree to create or permit to arise or subsist any Lien on any of its present or future properties or assets or revenues except for Liens which secure only Permitted Senior and Pari Passu Indebtedness.

(b)	Not sell or otherwise dispose of any of its properties or assets to Persons on terms other than on an arms length basis or which would result in such properties or assets being leased to it or re-acquired in circumstances where the transaction is entered into primarily as a method of raising Indebtedness.

15.2	Restrictions on Indebtedness

(a)	Not incur or permit to subsist Indebtedness other than (i) indebtedness evidenced by the Loan Notes and (ii) Permitted Indebtedness.

(b)	Ensure that the Company’s payment obligations under each Loan Note shall (i) rank pari passu with all Other Loan Notes and (ii) be senior to all other Indebtedness of the Company and its Subsidiaries, other than Permitted Senior and Pari Passu Indebtedness.

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15.3	Reporting of compliance

The Company shall deliver to each Holder at the time of publication of each of its annual and interim accounts a certificate, signed by a director for and on behalf of the Company, setting out the Company’s EBITDA computation for the purpose of its calculation of Permitted Senior and Pari Passu Indebtedness and certifying that the Company is in compliance with the undertakings set out in Sections 15.1 and 15.2.

16.	DEFAULTS AND REMEDIES

16.1	Each of the following events shall constitute an “Event of Default”:

(a)	the default for five (5) Business Days in payment of any Interest, Contingent Interest, Late Charges or other amounts (other than Principal) in respect of the Subscription Agreement, any Loan Notes or the Warrants when and as due;

(b)	the default in payment of the Principal of any Loan Notes when and as due;

(c)	a breach or failure by the Company or any Subsidiary to comply with any of the undertakings set out in Sections 10 and 15;

(d)	the Company breaches any of its representations or warranties contained in the Subscription Agreement, the Loan Notes or the Warrants in any material respect or otherwise defaults in any material respect in the performance or observance of any obligation, condition or provision expressed to be binding on it under the Subscription Agreement, the Loan Notes or the Warrants notwithstanding that such obligation, condition or reason may be by reason of any rule of applicable law not binding on it and, except where such breach or default is incapable of remedy, such breach or default continues for a period of thirty (30) days after written notice thereof has been given to the Company requiring the same to be remedied;

(e)	if the Company fails to lay annual accounts before an annual general meeting of the Company in contravention of the Act or to publish annual or interim accounts in contravention of the AIM Rules;

(f)

any default by the Company and/or its Subsidiaries such that, or any event or circumstances arising such that, any Person is entitled to require repayment before its stated maturity of, or to take any step to enforce any security for, any Indebtedness of the Company and/or its Subsidiaries or any Person to whom any Indebtedness of the Company and/or its Subsidiaries which is payable on demand is owed demanding or threatening to demand repayment of, or taking any step to enforce security for, the same, save that an Event of Default shall only be deemed

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to have occurred pursuant to this paragraph (f) where the relevant Indebtedness is at least £1,000,000 in the aggregate;

(g)	if the Company or any Material Subsidiary shall cease or threaten to cease to carry on the whole or substantially the whole of its business, save in each case for the purpose of amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement in the case of a Material Subsidiary not involving or arising out of the insolvency of such Material Subsidiary and under which all or substantially all of its assets are transferred to the Company or another Subsidiary of the Company or to a transferee which immediately upon such transfer becomes a Subsidiary of the Company;

(h)	if the Company or any Material Subsidiary stops or threatens to stop making payments of its debts generally;

(i)	if an encumbrancer becomes entitled to take or takes possession of the whole or any material part of the undertaking or assets of the Company or any Material Subsidiary or if a distress, execution or any similar proceeding is levied or enforced upon or sued out against any of the chattels or property of the Company or any Material Subsidiary and is not discharged within 21 days; or

(j)	if the Company or any Material Subsidiary becomes insolvent which for the purposes of this Instrument shall mean:

(i)	any legal proceedings are taken by any Person or any corporate action or other procedure or step is taken in relation to the appointment of, or the application to a court for the appointment of, a liquidator or provisional liquidator (except pursuant to a winding up petition which is discharged within seven (7) days of its presentation), receiver, receiver and manager, administrative receiver, administrator or similar official: or

(ii)	the entering into by the Company or any Material Subsidiary of a scheme of arrangement or composition with or for the benefit of creditors generally; or

(iii)	the entering into by the Company or any Material Subsidiary of any reorganisation or arrangement requiring the consent of its creditors or any class of its creditors or any negotiations with a view to achieving the same; or

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(iv)	the passing of a resolution (other than a resolution in connection with a members voluntary liquidation of a Subsidiary) to wind it up or the summoning of a meeting to discuss the same; or

(v)	the Company or any Material Subsidiary becoming or being deemed to be unable, or admitting inability, to pay its debts as and when they fall due within the meaning of section 123(1) of the Insolvency Act 1986 or the value of its assets falls to less than the amount of its liabilities (taking into account for both these purposes its contingent and prospective liabilities), or the Company or any Material Subsidiary suspends making payments (whether of principal, premium (if any) or interest) with respect to all or any class of its debts or announces an intention to do so; or

(vi)	any step being taken in relation to the declaration of a moratorium in respect of any Indebtedness; or

(vii)	any event occurs that under the laws of any relevant jurisdiction has an analogous effect to any of the foregoing events.

16.2	Promptly after the occurrence of an Event of Default pursuant to this Instrument, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to each Holder. At any time after the earlier of such Holder’s receipt of an Event of Default Notice and such Holder becoming aware of an Event of Default, such Holder may, by written notice to the Company, declare all or any portion of its Loan Notes, including any interest and other amounts due, to be due and payable immediately, except that in the case of an Event of Default arising from events described in paragraph (j) of Section 16.1, all the Loan Notes shall become automatically due and payable without further action or notice.

16.3	If:

(a)	any Loan Note is placed in the hands of an appropriate body for collection or enforcement or is collected or enforced through any legal proceeding or as a result of any failure by the Company to pay any amount due to a Holder on its due date; or

(b)	an adviser is retained to represent a Holder in any bankruptcy, reorganisation, receivership or other proceedings affecting creditors’ rights and involving a claim under this Instrument; or

(c)	an adviser is retained to represent a Holder in any other proceedings whatsoever in connection with enforcing rights under this Instrument

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then the Company shall pay to such Holder all representatives and advisers’ reasonable fees, costs and expenses incurred in connection therewith (including any amounts in respect of VAT thereon to the extent that the recipient of the supply in question certifies that neither it nor any member of its VAT group is entitled to credit or repayment in respect of that VAT as deductible input tax), in addition to all other amounts due hereunder.

17.	AMENDMENT

This Instrument and any provision hereof may only be amended by an instrument in writing signed by the Company and the Majority Holders. Any Loan Note may only be amended in writing by the Company and the relevant Holder.

18.	LOST OR STOLEN LOAN NOTES

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Certificate, and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the relevant Certificates, the Company shall execute and deliver new Certificates of like tenor and date; provided, however, the Company shall not be obliged to re-issue Certificates if such Holder contemporaneously requests the Company to convert such remaining Principal into Ordinary Shares.

19.	CANCELLATION

After all Principal, Interest, Contingent Interest, Late Charges and any other amounts at any time owed on a Loan Note have been paid in full to the Holder of such Loan Note, such Loan Note shall automatically be deemed cancelled and shall not be reissued.

20.	EXCHANGE

Each Certificate is exchangeable, upon the surrender thereof by the applicable Holder at the registered office of the Company, for a new Certificate containing the same terms and conditions and representing in the aggregate the Principal of the Loan Notes represented by such former Certificate, and each such new Certificate will represent such portion of such Principal as is designated by such Holder at the time of such surrender.

21.	ASSIGNMENT

21.1	The Company may not assign or transfer this Instrument, the Certificates or the Loan Notes or any of its rights or obligations hereunder or thereunder, including by merger or consolidation.

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21.2	Each Holder shall be entitled freely:

(a)	to transfer any Loan Notes in a Principal amount of £100,000 or multiples thereof by submitting the relevant Certificate and a form of transfer as set out in Schedule IV to the Company; and

(b)	to assign, encumber, dispose of or transfer any of its rights under this instrument and the Loan Notes to any other Person in connection with the mortgage, charge or pledge of this instrument, the Loan Notes and/or the Ordinary Shares issuable upon conversion of the Loan Notes in relation to a bona fide margin account or any financial transaction that is secured on this Instrument and the Loan Notes. The Company hereby agrees to execute and deliver such documentation as a mortgagee, chargee or pledgee of this instrument, the Loan Notes or the Ordinary Shares issuable upon conversion of the Loan Notes may reasonably request in connection with a mortgage, charge or pledge of this Instrument, the Loan Notes or the Ordinary Shares issuable upon conversion of the Loan Notes to such mortgagee, chargee or pledgee in accordance with the terms of the Loan Notes.

Any transfer by a Holder hereunder shall be subject to and comply with the restrictions on transfers set forth in the legend on the face of each Certificate.

22.	REMEDIES

The remedies provided in this Instrument shall be cumulative and in addition to all other remedies available under this instrument, the Loan Notes and the Subscription Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company or any Subsidiary of the Company to comply with the terms of this instrument and the Loan Notes. The Company acknowledges that a breach by it of its obligations hereunder and thereunder may cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, a Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. Any delay by any Holder in exercising, or any failure by any Holder to exercise, any right or remedy under this Instrument or the Loan Notes shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this instrument, the Loan Notes or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver of a breach of any of the terms of this Instrument or the Loan Notes or of any default hereunder or thereunder

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shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Instrument or the Loan Notes.

23.	NOTICES

23.1	Except as otherwise provided in this Instrument, any notice or other communication required or permitted to be given under the terms of this Instrument shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or facsimile transmission (with transmission confirmation report) or e-mail (provided receipt is acknowledged) at the address or number referred to in Section 23.2 or Section 23.3 (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the third Business Day following the date of posting by inland recorded delivery or following its delivery into the custody of a generally recognised international courier service if sent overseas, in each case, addressed to such address, or upon actual receipt, whichever shall first occur.

23.2	The addresses for such communications shall be to the Company at its registered office (telephone +44 (0)1354 655 674, fax+ 44 (0)1354 655 858, marked “for the attention of Graham Hind” or to e-mail address: GrahamHind@aol.com) or such other address and fax number as shall be notified in writing by the Company to the Holders from time to time with copies to Collins Stewart Limited and the Registrars of the Company.

23.3	The addresses for such communications to Holders shall be to each Holder at the address or fax number or e-mail address as specified in the Register from time to time or such other address or fax number or e-mail address as specified in written notice by a Holder to the Company from time to time.

24.	GOVERNING LAW

24.1	This Instrument and the Loan Notes shall be governed by and construed in accordance with the laws of England and Wales.

24.2	The Company and each of the Holders:

(a)	shall be deemed hereby irrevocably to submit to the non exclusive jurisdiction of the Courts of England and Wales for the purposes of any suit, action or proceeding arising out of or relating to this Instrument or the Loan Notes; and

(b)	shall be deemed hereby to waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such

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court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

Nothing in this Section 24 shall affect or limit any right to take proceedings in any other jurisdiction, nor shall the taking of proceedings by a party in one or more jurisdictions preclude the taking of proceedings by that party in any other jurisdiction, whether concurrently or not.

IN WITNESS WHEREOF, this Instrument has been executed as a Deed and delivered on the date written above.

SIGNED AND DELIVERED	)
as a DEED by	)
Bioprogress Plc	)
acting by:	)

Director

Director/Secretary

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SCHEDULE I

CONVERSION NOTICE

Reference is made to the convertible Loan Note (the “Loan Note”), issued on                          200[    ], by Bioprogress Plc (the “Company”), a company registered in England and Wales. In accordance with and pursuant to the Loan Note, the undersigned hereby elects to convert the Principal of the Loan Note, indicated below into ordinary shares of the Company (the “Ordinary Shares”).

Conversion Date:

Principal to be converted (:

Is the Loan Note being tendered to the Company: (tick one) YES          NO         .

Please confirm the following information:

Conversion Price:

Number of Ordinary Shares to be issued:

Electronic book entry transfer requested: (indicate one) (1) YES          NO

CREST Participant ID:                          CREST Account ID:

Please issue the Ordinary Shares in the following name and to the following address:

Issue to:	____________________________________

____________________________________

____________________________________

Phone:	____________________________________

Fax:	____________________________________

Name as it appears on the registr for the Loan Note(s):

______________________________________

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Authorisation:	By:

Name:

Title:

Dated:

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SCHEDULE II

Form of Acknowledgement

The Company hereby acknowledges this Conversion Notice and hereby directs [name of registrar] to issue the above indicated number of Ordinary Shares in accordance with the Irrevocable Registrars Instructions dated                      2004 from the Company and acknowledged and agreed to by [name of registrar].

Bioprogress Plc

By:

Name:

Title:

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SCHEDULE III

Form of Loan Note Certificate

THIS CONVERTIBLE LOAN NOTE MAY NOT BE ISSUED OR PASSED IN THE UNITED KINGDOM TO ANY PERSON UNLESS THAT PERSON IS OF A KIND DESCRIBED IN PARAGRAPH 19 OR 49 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2001 OR IS A PERSON TO WHOM THIS INSTRUMENT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED.

ANY TRANSFEREE OF THIS CONVERTIBLE LOAN NOTE SHOULD CAREFULLY REVIEW THE TERMS HEREOF. FOLLOWING THE CONVERSION OF ANY PORTION OF THIS CONVERTIBLE LOAN NOTE, THE PRINCIPAL AMOUNT REPRESENTED BY THIS CONVERTIBLE LOAN NOTE MAY BE LESS THAN THE ORIGINAL PRINCIPAL AMOUNT SET FORTH ON THE FACE HEREOF.

[ ] 200[ ]	Certificate Number [ ]

BIOPROGRESS PLC

(Incorporated and registered in England and Wales with registered No. 4617139)

4 PER CENT CONVERTIBLE UNSECURED LOAN NOTES DUE 2009 (“LOAN NOTES”)

Issued pursuant to the Memorandum and Articles of Association of the Company and created by Resolutions of a Committee of the Board of Directors of Bioprogress Plc (the “Company”) passed on 28 and 30 September 2004.

THIS IS TO CERTIFY that                      of                      is the registered holder of                      pounds of the above-mentioned Loan Notes which are constituted by an Instrument dated [                    ] 2004 (the “Instrument”) and made by the Company and such Loan Notes are issued with the benefit of and subject to the provisions contained in the Instrument.

GIVEN under the Seal of the Company this                      day of

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SCHEDULE IV

Form of transfer of Loan Note

FOR VALUE RECEIVED the undersigned transfer(s) to:

(Please print or type name and address (including postal code) of transferee)

£[        ] Principal of Loan Notes and all rights under such Loan Notes, irrevocably authorising Bioprogress Plc to record the transfer of such Principal of such Loan Notes in the Register maintained by Bioprogress Plc for such purposes.

Signature of transferor

Signature of transferee

Date:

NOTE:

This form of transfer must be accompanied by such documents, evidence and information as may be required pursuant to the Instrument attached to the certificate for the Loan Notes to which this form of transfer relates and must be executed under the hand of the transferor or, if the transferor is a corporation, this form of transfer must be executed either under its common seal or under the hand of one of its authorised signatories.

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EXHIBIT B

FORM OF WARRANT

FORM OF THE WARRANTS AND WARRANT CONDITIONS

BIOPROGRESS PLC

Warrant to subscribe for ordinary shares

THIS WARRANT MAY NOT BE ISSUED OR PASSED IN THE UNITED KINGDOM TO ANY PERSON UNLESS THAT PERSON IS OF A KIND DESCRIBED IN PARAGRAPH 19 OR 49 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2001 OR IS A PERSON TO WHOM THIS WARRANT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED.

Warrant No. 1	Number of Ordinary Shares: 3,500,000

Issue Date: ___________________

Bioprogress Plc (the “Company”), a company incorporated under the laws of England and Wales, hereby certifies that Collins Stewart Limited of 9th Floor, 88 Wood Street, London EC2V 7QR (the “Holder”) is entitled to subscribe for, at any time or times on or after the Initial Conversion Date (as defined herein) but not after 5.30pm, London time, on the Expiry Date (as defined herein) 3,500,000 (three and a half million) Ordinary Shares (as defined herein) (the “Warrant Shares”) at the Exercise Price (as defined herein) per Warrant Share, on the terms and subject to the conditions (the “Conditions”) attached to this Warrant.

Words and expressions defined or set out in the Conditions shall have the same meaning when used in this Warrant. This Warrant is issued subject to, and with the benefit of, the Conditions. The Company covenants and undertakes to the Holder that it will perform and comply with the obligations on its part set out in the Conditions.

This Warrant is issued pursuant to a subscription agreement dated                      2004 (the “Subscription Agreement”) between the Company and the investors named in it.

The provisions of this Warrant and the Conditions shall be governed by and construed in accordance with the laws of England.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed on its behalf as a Deed.

Dated:                          2004

Duly executed and delivered as a	)

deed by Bioprogress Plc	)

acting by:	)

Director

Director/Secretary

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CONDITIONS OF THE WARRANTS

For the purposes of these Conditions, unless the context otherwise requires, the following words shall have the meaning set out opposite them:

“Acquiring Entity”	shall have the meaning given in Condition 7;

“Act”	the Companies Act 1985 as amended;

“Aggregate Exercise Price”	shall have the meaning given in Condition 1(b);

“AIM”	the Alternative Investment Market of the London Stock Exchange;

“AIM Rules”	the rules published by the London Stock Exchange governing admission to, and the operation of, AIM;

“Average Price”	for any security, as of any date: (i) in respect of Ordinary Shares, the mid-market closing price of the Ordinary Shares on the Principal Market as shown on Bloomberg; (ii) in respect of any other security, the volume weighted average price for such security on the Principal Market (as defined herein) as reported by Bloomberg through its “Volume at Price” functions; (iii) if the Principal Market is not the principal securities exchange or trading market for such security, the volume weighted average price of such security on the principal securities exchange or trading market on which such security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iv) if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg; or (v) if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg. If the Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Warrants representing a majority of the Warrant Shares outstanding under the Warrants. If the Company and the holders of the Warrants are unable to

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agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Condition 1(d) below;

“Bloomberg”	Bloomberg Financial Markets;

“Business Day”	any day (except any Saturday or Sunday) on which banks in the City of London are open for business;

“Capital Distribution”	(a) any dividend which is expressed by the Company or declared by the Board of Directors of the Company to be a capital distribution, extraordinary dividend, extraordinary distribution, special dividend, special distribution or return of value to shareholders of the Company or any analogous or similar term, including without limitation any payment in respect of a capital reduction (not including a purchase by the Company of its own shares into treasury), in which case the Capital Distribution shall be the Fair Market Value of such dividend or (b) any dividend which is, or to the extent determined to be, a capital distribution in accordance with the following formula:

E = A + B - C

Where:

A is the Fair Market Value of the relevant divided (“Dividend A”) (such Fair Market Value being determined as at the date of announcement of Dividend A);

B is the Fair Market Value of all other dividends (other than any Dividend or portion thereof previously deemed to be a Capital Distribution) made in respect of the same financial year as Dividend A (“Financial Year A”) (such Fair Market Value being determined in each case as at the date of announcement of the relevant dividend);

C is equal to 110 per cent. of the Fair Market Value of all dividends (other than any dividend or portion thereof previously deemed to be a Capital Distribution) made in respect of the financial year immediately preceding Financial

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Year A (such Fair Market Value being determined, in each case, as at the date of announcement of the relevant dividend); and

E is the Capital Distribution (provided that if E is less than zero, the Capital Distribution shall be deemed to be zero); Provided that:

(a) where a cash dividend is announced which is to be, or may at the election of a holder or holders of Ordinary Shares be, satisfied by the issue or delivery of Ordinary Shares or other property or assets, then for the purposes of the above formula the dividend in question shall be treated as a dividend of (i) the cash dividend so announced or (ii) of the Fair Market Value on the date of announcement of such dividend, of the Ordinary Shares or other property or assets to be issued or delivered in satisfaction of such dividend (or which would be issued if all holders of Ordinary Shares elected therefor, regardless of whether any such election is made) if the Fair Market Value of such Ordinary Shares or other property or assets is greater than the cash dividend so announced; and

(b) for the purposes of the definition of Capital Distribution, any issue of Ordinary Shares falling within Condition 2(d) shall be disregarded;

“Cash Dividends”	final, interim, special, extraordinary, non-recurring or other dividends or other distributions that are paid by the Company in cash;

“Convertible Securities”	any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Ordinary Shares;

“CREST”	the system of paperless settlement of trades and the holding of uncertificated shares administered by CRESTCo Limited;

“Current Market Price”	in respect of an Ordinary Share at a particular date, the arithmetic average of the Average Price for an Ordinary Share

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for the five consecutive Trading Days ending on the Trading Day immediately preceding such date provided that if at any time during the said five-day period the Ordinary Shares shall have been quoted ex-dividend (or ex- any other entitlement) and during some other part of that period the Ordinary Shares shall have been quoted cum-dividend (or cum- any other entitlement), then: (i) if the Ordinary Shares to be issued do not rank for the dividend (or entitlement) in question, the quotations on the dates on which the Ordinary Shares shall have been quoted cum-dividend (or cum any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such dividend or entitlement per Ordinary Share as at the date of first public announcement of such dividend (or entitlement); or (ii) if the Ordinary Shares to be issued do rank for the dividend (or entitlement) in question, the quotations on the dates on which the Ordinary Shares shall have been quoted ex-dividend (or ex- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount, and provided further that if the Ordinary Shares on each of the said five Trading Days have been quoted cum-dividend (or cum-any other entitlement) in respect of a dividend (or other entitlement) which has been declared or announced but the Ordinary Shares to be issued do not rank for that dividend (or other entitlement) the quotations on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such dividend or entitlement per Ordinary Share as at the date of the first public announcement of such dividend or entitlement, and provided further that, if such Average Prices are not available on one or more of the said five Trading Days, then the arithmetic average of such Average Prices which are available in that five Trading Day period shall be used (subject to a minimum of two such Average Prices) and if only one or no such Average Price is available in the relevant period the Current Market Price shall be determined in good faith by an

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independent investment bank of international repute selected by the Company and approved in writing by the holders of Warrants representing a majority of the Warrant Shares outstanding under the Warrants;

“Exercise Date”	in relation to any exercise of this Warrant, the date on which a copy of a duly completed Exercise Notice is sent to the Company in accordance with Condition 1(b);

“Exercise Notice”	shall have the meaning given in Condition 1(b);

“Exercise Price”	for the first million (or any part thereof) Warrant Shares issued pursuant to the exercise (or partial exercise) of this Warrant, 115 pence, for the second million (or any part thereof) Warrant Shares issued pursuant to the exercise (or partial exercise) of this Warrant, 126.5 pence and for all remaining Warrant Shares, 138 pence, subject in all cases to adjustment in accordance with Condition 2;

“Expiry Date”	the fifth anniversary of the Issue Date or, if such day is not a Business Day, the immediately following Business Day;

“Fair Market Value”	with respect to any property on any date, the fair market value of that property as determined in good faith by an independent investment bank of international repute selected by the Company and approved in writing by the holders of Warrants representing a majority of the Warrant Shares outstanding under the Warrants provided, that (i) the Fair Market Value of a Cash Dividend paid or to be paid shall be the amount of such Cash Dividend; (ii) the Fair Market Value of any cash amount (other than a Cash Dividend) shall be the amount of such cash; (iii) where Spin-Off Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by an independent investment bank of international repute selected by the Company and approved in writing by the holders of Warrants representing a majority of the Warrant Shares outstanding under the Warrants), the Fair Market Value: (a) of such Spin-Off Securities shall equal the arithmetic mean of the daily Average Prices of such Spin-Off Securities; and (b) of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of

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such options, warrants or other rights, in the case of both (a) and (b) during the period of five Trading Days on the relevant market commencing on the first such Trading Day such Spin-Off Securities options, warrants or other rights are publicly traded; and (iv) in the case of (i) converted into sterling (if declared or paid in a currency other than sterling) at the rate of exchange used to determine the amount payable to Ordinary Shareholders who were paid or are to be paid the Cash Dividend in sterling; and in any other case, converted into sterling (if expressed in a currency other than sterling) at such rate of exchange as may be determined in good faith by an independent investment bank of international repute selected by the Company and approved in writing by the holders of Warrants representing a majority of the Warrant Shares outstanding under the Warrants to be the spot rate ruling at the close of business on that date (or if no such rate is available on that date the equivalent rate on the immediately preceding date on which such a rate is available);

“Holder”	shall have the meaning given in Condition 4(b);

“Initial Conversion Date”	the date which is six months from the Issue Date;

“Issue Date”	the date of issue of this Warrant;

“Lien”	with respect to any asset or property, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom or any other agreement or arrangement having similar effect;

“Listing”	the admission to trading on the Principal Market or other relevant recognised investment exchange, and “List” and “Listed” shall be construed accordingly;

“Loan Notes”	the 4% convertible unsecured loan notes due 2009 of the Company;

“Nominal Value”	1p per Ordinary Share (being the nominal value of one Ordinary Share as of the Issue Date), subject to adjustment for Variations after the Issue Date;

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“Option”	any rights, warrants or options to subscribe for or acquire Ordinary Shares or Convertible Securities;

“Organic Change”	shall have the meaning given in Condition 7;

“Ordinary Shares”	the ordinary shares of 1p each in the capital of the Company, and “Ordinary Shareholders” shall be construed accordingly;

“Person”	an individual or a corporation, a general or limited partnership, a trust, an incorporated or unincorporated association, a joint venture, a limited liability company, a limited liability partnership, a joint stock company, a government (or an agency or political subdivision thereof) or any other entity of any kind;

“£” and “p”	the lawful currency of the United Kingdom;

“Principal Market”	AIM;

“Registrars”	the registrars of the Company from time to time as specified in writing by the Company to the holders of the Warrants, currently being Capita IRG Plc;

“Relevant Effective Date”	shall have the meaning given in Condition 1(e);

“Relevant Price”	in relation to any issue or grant referred to in paragraph (c), (f) or (g) of Condition 2, the Current Market Price per Ordinary Share on the Trading Day immediately preceding the date of the first public announcement of the terms of the issue or grant referred to in such paragraph;

“Spin-Off”	a distribution of Spin-Off Securities by the Company to Ordinary Shareholders;

“Spin-Off Securities”	equity securities of a Person other than the Company which are, or are intended to be, publicly traded in a market of adequate liquidity (as determined by an independent investment bank of international repute selected by the Company and approved in writing by the holders of Warrants representing a majority of the Warrant Shares outstanding under the Warrants);

“Subsidiary” or “Subsidiaries”	shall have the meaning given in Section 736 of the Act;

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“Trading Day”	any day on which the Ordinary Shares or any other securities (as the case may be) are traded on the Principal Market or, if the Principal Market is not the principal securities exchange or trading market for the Ordinary Shares or other securities (as the case may be), then on the principal securities exchange or trading market on which the Ordinary Shares or other securities (as the case may be) are then traded; provided that ‘Trading Day” shall not include any day on which the Ordinary Shares or other securities (as the case may be) are scheduled to trade on such exchange or market for less than 4.5 hours or any day on which trading in the Ordinary Shares or other securities (as the case may be) is suspended during the final hour of trading on such exchange or market (unless otherwise consented to in writing by the Holder);

“Variations”	any variation to the share capital of the Company (including, without limitation, any variation arising from any subdivision or consolidation of share capital or from any capitalisation issue or scrip dividend);

“Warrant Register”	the register kept pursuant to Condition 5(a); and

“Warrant Share Delivery Date”	shall have the meaning given in Condition 1(e).

Terms and expressions used herein and not otherwise defined shall have the meaning ascribed to them in the Subscription Agreement.

References to Conditions and Appendices are, save where the context otherwise requires, to conditions endorsed on this Warrant and appendices to this Warrant. Condition headings are included for the convenience of the parties only and do not affect the interpretation of this Warrant.

1.	EXERCISE

(a)	Exercise

Subject to the conditions and limitations specifically provided herein, this Warrant may be exercised by the Holder, in whole or in part (provided that no partial exercise shall be made in respect of less than 250,000 Warrant Shares unless such exercise is in respect of all the Warrant Shares which remain capable of subscription pursuant to the terms of this Warrant), at any time and from time to time on any Business Day on or after the opening of business on

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the Initial Conversion Date and prior to 5.30pm, London time, on the Expiry Date and any Warrant which has not been exercised by that time shall become null and void and the rights of the Holder to exercise such Warrant shall lapse.

(b)	Exercise Notice and payment of Exercise Price

In order to exercise this Warrant, the Holder shall (i) send by facsimile transmission on any Business Day on or after the opening of business on the Initial Conversion Date and prior to 5.30pm, London time, on the Expiry Date a notice to the Company, in the form of the exercise notice at Appendix B (each an “Exercise Notice”), of the Holder’s election to exercise this Warrant, which Exercise Notice shall specify the number of Warrant Shares to be subscribed for, (ii) make payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by delivery of a cheque or banker’s draft payable to the order of the Company or by wire transfer of immediately available funds and (iii) deliver to the Company at its registered office, as soon as practicable following the Exercise Date, this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction).

(c)	Confirmation of exercise

Upon receipt by the Company of a facsimile copy of an Exercise Notice in accordance with Condition 1(b), the Company shall as soon as practicable, but in no event later than within one (1) Business Day following the Exercise Date, send, via facsimile, a confirmation of receipt of such Exercise Notice in the form of the notice at Appendix C to the Holder.

(d)	Disputes

In the case of a dispute as to the determination of the Average Price of a security or the arithmetic calculation of the number of Warrant Shares, the Company shall instruct the Registrars to issue promptly to the Holder the number of Ordinary Shares that is not disputed in accordance with condition 1(e) below and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of the Holder’s Exercise Notice. If the Holder and the Company are unable to agree upon the determination of the Exercise Price or the Average Price or arithmetic calculation of the number of Warrant Shares within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall immediately submit via facsimile (i) the disputed determination of the Exercise Price or the Average Price to an independent, reputable investment bank or firm of chartered accountants selected by the Company and approved by the Holder (or, in the event of such a selection not having been made or such approval not having been given within such one further Business Day,

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such an investment bank or firm of chartered accountants as may be appointed on the application of the Company or the Holder by the President for the time being of the Institute of Chartered Accountants of England and Wales) or (ii) the disputed arithmetic calculation of the number of Warrant Shares to the Company’s auditors. The Company shall cause the investment bank, accountants or auditors (including any investment bank or accountants appointed by the President for the time being of the Institute of Chartered Accountants of England and Wales) as the case may be, to perform the determinations or calculations (acting as an expert and not an arbitrator) and notify the Company and the Holder of the results no later than the second (2nd) Business Day after the date it receives the disputed determinations or calculations. Such investment bank’s, accountants’ or auditors’ determination or calculation, as the case may be, shall be binding upon all parties, absent manifest error. The costs of any such investment banks, accountants’ or auditors’ determination or calculation shall be borne by the Company.

(e)	Issue of Warrant Shares upon Exercise

Subject to Condition 1(d) above, in the event of any exercise of the rights represented by this Warrant in accordance with Condition 1(b), the Company shall allot and issue to the Holder (or its designee) the Warrant Shares to which the Holder thereby becomes entitled on or with effect from the date on which a copy of the relevant Exercise Notice is sent by facsimile transmission in accordance with Condition 1(b) or, if later, the date on which the Aggregate Exercise Price is paid to the Company (the “Relevant Effective Date”). In such event the Company shall, or cause the Registrars to, on or before the fifth (5th) Business Day (the “Warrant Share Delivery Date”) following the Relevant Effective Date (i) provided the Company is participating in CREST or another electronic or book-entry delivery system in respect of Ordinary Shares, upon the request of the Holder, credit such aggregate number of Ordinary Shares to which the Holder shall be entitled to the Holder’s or its designee’s CREST stock account or its balance account with such electronic or book-entry delivery system; or (ii) issue and deliver to an express courier service for guaranteed second (2nd) day service to the address as specified in the Exercise Notice, a certificate in the name of the Holder or its designee for the number of Ordinary Shares to which the Holder shall be entitled.

The Company’s obligation to issue Ordinary Shares upon exercise of the Warrants shall not be subject to (i) any set-off or defence or (ii) any claims against any Holder howsoever arising. If the Company fails to comply with its obligations under this Condition 1(e), it shall without prejudice to any other remedies of the relevant Holder indemnify such Holder in respect of any loss, liability, cost or expense which such Holder may properly incur by virtue of its not being able to transfer or deliver the Ordinary Shares to which such Holder is entitled, including to any other Person to whom such Holder may have agreed to sell or transfer Ordinary Shares.

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(f)	Delivery of new Warrant

Unless the rights represented by this Warrant shall have been fully exercised, the Company shall, as soon as practicable and in no event later than five (5) Business Days after any exercise and at its own expense, issue a new Warrant (identical in all respects to this Warrant) for the balance of the Warrant which has not been exercised.

(g)	Dividends and other distributions

Warrant Shares allotted pursuant to the Exercise Notice will not rank for any dividends or other distributions declared made or paid on the Ordinary Shares for which the record date is a date prior to the relevant Exercise Date but, subject thereto, will rank in full for all dividends and other distributions declared, made or paid on the Warrant Shares on or after the relevant Exercise Date pari passu in all other respects with the Ordinary Shares in issue at that date.

2.	ADJUSTMENTS

The Exercise Price and the number of Warrant Shares will be subject to adjustment from time to time as follows:

(a)	If, at any time or from time to time on or after the Issue Date, there shall be an alteration to the Nominal Value of the Ordinary Shares as a result of the consolidation or subdivision thereof, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately before such alteration by the following fraction:

A

B

Where:

A	equals the nominal amount of one Ordinary Share immediately after such alteration; and

B	equals the nominal amount of one Ordinary Share immediately before such alteration.

Such adjustment shall become effective on the date on which the alteration takes effect.

(b)

If, at any time or from time to time on or after the Issue Date, the Company shall issue any securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase or otherwise acquire any Ordinary Shares) to Ordinary

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Shareholders as a class by way of rights or grant to Ordinary Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase or otherwise acquire any securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase Ordinary Shares) then, on the occasion of each such issue or grant, the Company shall either:

(i)	adjust the Exercise Price by multiplying the Exercise Price in force immediately prior to such issue or grant by the following fraction:

A - B
A

Where:

A	equals the Current Market Price of one Ordinary Share on the Trading Day immediately preceding the date on which the terms of such issue or grant are publicly announced; and

B	equals the Fair Market Value on the date of such announcement of the portion of the rights attributable to one Ordinary Share; or

(ii)	make a like issue or grant of options, rights, warrants or securities to each Holder as if each Holder had submitted an Exercise Notice in respect of the entire Warrant on the record date applicable to such issue or grant at the Exercise Price per Warrant Share then applicable.

Such adjustment shall become effective on the date on which the issue or grant is made.

(c)	If, at any time or from time to time on or after the Issue Date, the Company shall issue Ordinary Shares to Ordinary Shareholders by way of rights, or issue or grant to Ordinary Shareholders as a class by way of rights, options, warrants or other rights to subscribe for or purchase any Ordinary Shares, in each case at less than the Relevant Price, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to such issue or grant by the following fraction:

A + B
A + C

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Where:

A	equals the number of Ordinary Shares in issue immediately before such announcement;

B	equals the number of Ordinary Shares which the aggregate amount (if any) payable for the Ordinary Shares being issued by way of rights, or for the options or warrants or other rights issued by way of rights and for the total number of Ordinary Shares comprised therein would purchase at the Relevant Price; and

C	equals the number of Ordinary Shares being issued or, as the case may be, the maximum number of Ordinary Shares which may be issued pursuant to such options, warrants or rights.

Such adjustment shall be effective from the date of such issue or grant.

(d)	If, at any time or from time to time on or after the Issue Date, the Company shall issue any Ordinary Shares credited as fully paid to the Ordinary Shareholders by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve), other than to the extent that any such Ordinary Shares are issued instead of the whole or part of a Cash Dividend, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to such issue by the following fraction:

A
B

where:

A	equals the aggregate nominal amount of the issued Ordinary Shares immediately before such issue; and

B	equals the aggregate nominal amount of the issued Ordinary Shares immediately after such issue.

Such adjustment shall become effective on the date of issue of such Ordinary Shares.

(e)	If, at any time or from time to time on or after the Issue Date, the Company shall pay or make any Capital Distribution to the Ordinary Shareholders, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to such Capital Distribution by the following fraction:

A - B
A

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where:

A	equals the Current Market Price of one Ordinary Share on the Trading Day immediately preceding the date of the first public announcement of the relevant Capital Distribution or, in the case of a Spin-Off, is the mean of the Average Prices of an Ordinary Share for the five consecutive Trading Days ending on the Trading Day immediately preceding the date on which the Ordinary Shares are traded ex- the relevant Spin-Off; and

B	equals the portion of the Fair Market Value of the Capital Distribution attributable to one Ordinary Share, determined by dividing the Fair Market Value of the aggregate Capital Distribution by the number of Ordinary Shares entitled to receive the Capital Distribution.

Such adjustment shall become effective on the date on which such Capital Distribution is made or if later, the first date upon which the Fair Market Value of the Capital Distribution is capable of being determined as provided herein.

(f)	If, at any time or from time to time on or after the date of the Issue Date, the Company shall issue (otherwise than as mentioned in paragraph (c) above) wholly for cash or for no consideration any Ordinary Shares (other than Ordinary Shares issued on exercise of the Loan Notes, upon exercise of the Warrants or on the exercise of any rights of conversion into, or exchange or subscription for, Ordinary Shares, which rights are outstanding on the Issue Date provided that the terms of such Loan Notes or such rights are not amended, modified or changed on or after the date of the Subscription Agreement) or issue or grant (otherwise than as mentioned in paragraph (c) above) wholly for cash or for no consideration any options, warrants or other rights to subscribe for or purchase any Ordinary Shares, at a price per Ordinary Share which is less than the Relevant Price, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to such issue by the following fraction:

A + B
A + C

where:

A	equals the number of Ordinary Shares in issue immediately before the issue of such Ordinary Shares or the grant of such options, warrants or rights;

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B	equals the number of Ordinary Shares which the aggregate consideration (if any) receivable for the issue of such additional Ordinary Shares or, as the case may be, for the Ordinary Shares to be issued or otherwise made available upon the exercise of any such options, warrants or rights, would purchase at the Relevant Price; and

C	equals the number of Ordinary Shares to be issued pursuant to such issue or, as the case may be, the maximum number of Ordinary Shares which may be issued upon exercise of such options, warrants or rights.

Such adjustment shall become effective on the date of issue of such additional Ordinary Shares or, as the case may be, the grant of such options, warrants or rights.

(g)	If, at any time or from time to time on or after the Issue Date, the Company or any Subsidiary or (at the direction or request of or pursuant to any arrangements with the Company or any Subsidiary) any other Person (otherwise than as mentioned in paragraphs (c) or (f) above) shall issue wholly for cash or for no consideration any securities (or enter into any contractual arrangements which would have an equivalent economic effect of issuing such securities) which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, Ordinary Shares (other than Ordinary Shares already in issue at the time of the issue of the securities referred to) (or shall grant any such rights in respect of existing securities so issued) or securities which by their terms might be redesignated as Ordinary Shares, and the consideration per Ordinary Share receivable upon conversion, exchange, subscription or redesignation is less than the Relevant Price, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to such issue (or grant) by the following fraction:

A + B

A + C

where:

A	equals the number of Ordinary Shares in issue immediately before such issue or grant (but where the relevant securities carry rights of conversion into or rights of exchange or subscription for Ordinary Shares which have been issued by the Company for the purposes of or in connection with such issue, less the number of such Ordinary Shares so issued);

B

equals the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of

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subscription attached to such securities or, as the case may be, for the Ordinary Shares to be issued or to arise from any such redesignation would purchase at the Relevant Price; and

C	equals the maximum number of Ordinary Shares to be issued or otherwise made available upon conversion or exchange of such securities or upon the exercise of such right of subscription attached thereto at the initial conversion, exchange or subscription price or rate or, as the case may be, the maximum number of Ordinary Shares which may be issued or arise from any such redesignation, provided that if at the time of issue of the relevant securities or date of grant of such rights (the “Paragraph (g) Specified Date”) such number of Ordinary Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such securities are converted or exchanged or rights of subscription are exercised or, as the case may be, such securities are redesignated or at such other time as may be provided) then for the purposes of this paragraph (g), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Paragraph (g) Specified Date and as if such conversion, exchange, subscription, purchase or acquisition or, as the case may be, redesignation had taken place on the Paragraph (g) Specified Date.

Such adjustment shall become effective on the date of issue of such securities or, as the case may be, the grant of such rights.

(h)	If, at any time or from time to time on or after the Issue Date, there shall be any modification of the rights of conversion, exchange or subscription attaching to any such securities (or any contractual arrangement shall occur which shall have an equivalent economic effect of such modification) as are mentioned in paragraph (g) above (other than in accordance with the terms (including terms as to adjustment) applicable to such securities upon issue) so that following such modification the consideration per Ordinary Share receivable has been reduced and is less than the Current Market Price per Ordinary Share on the Trading Day immediately preceding the date of the first public announcement of the proposals for such modification, the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately prior to such modification by the following fraction:

A + B

A + C

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where:

A	equals the number of Ordinary Shares in issue immediately before such modification (but where the relevant securities carry rights of conversion into or rights of exchange or subscription for Ordinary Shares which have been issued by the Company for the purposes of or in connection with such issue, less the number of such Ordinary Shares so issued);

B	equals the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to the securities so modified would purchase at such Current Market Price per Ordinary Share; and

C	equals the maximum number of Ordinary Shares which may be issued or otherwise made available upon conversion or exchange of such securities or upon the exercise of such rights of subscription attached thereto at the modified conversion, exchange or subscription price or rate but giving credit in such manner as an independent investment bank of international repute, selected by the Company and approved in writing by the Holders of Warrants representing a majority of the Warrant Shares outstanding under the Warrants shall, acting as an expert, consider appropriate for any previous adjustment under this paragraph or paragraph (g) above, provided that if at the time of such modification (the “Paragraph (h) Specified Date”) such number of Ordinary Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such securities are converted or exchanged or rights of subscription are exercised or at such other time as may be provided) then for the purposes of this paragraph (h), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Paragraph (h) Specified Date and as if such conversion, exchange or subscription had taken place on the Paragraph (h) Specified Date.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange or subscription attaching to such securities.

(i)

If, at any time or from time to time on or after the Issue Date, the Company or any Subsidiary or (at the direction or request of or pursuant to any arrangements with the Company or any Subsidiary) any other Person shall offer any securities in connection with which offer Ordinary Shareholders as a class are entitled to participate in

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arrangements whereby such securities may be acquired by them (except where the Exercise Price falls to be adjusted under paragraphs (b), (c), (d), (e), (f) or (g) above (or the Company makes an issue or grant in consequence of such arrangements under paragraph (b)) or the Exercise Price would fall to be so adjusted (or such an issue or grant would fall to be made under paragraph (b)) if the relevant issue or grant was at less than the Current Market Price per Ordinary Share on the relevant Trading Day) the Exercise Price shall be adjusted by multiplying the Exercise Price in force immediately before the making of such offer by the following fraction:

A – B
A

where:

A	equals the Current Market Price of one Ordinary Share on the Trading Day immediately preceding the date on which the terms of such offer are first publicly announced; and

B	equals the Fair Market Value on the date of such announcement of the portion of the relevant offer attributable to one Ordinary Share.

Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-rights on the Principal Market.

(j)	The Company shall not and shall procure that none of its Subsidiaries shall issue or sell Ordinary Shares, Options or Convertible Securities at a price, or take any other action, that would require an adjustment pursuant to this Condition 2 unless the Company has obtained all consents and approvals necessary (including, but not limited to, any applicable approvals and consents of the Board of Directors of the Company, the Ordinary Shareholders or the Principal Market) to issue additional Warrant Shares which may be required to be issued upon exercise of the Warrants at the adjusted Exercise Price.

(k)	Concurrently with the public announcement by the Company of the making of an offer, grant or issue to which Condition 2(b) applies, the Company shall notify the Holder in writing whether it shall adjust the Exercise Price or extend the offer or grant or issue to the Holder as set out in Condition 2(b)(ii) (as the case may be).

(l)

If the Exercise Date in relation to any Warrant shall be after the record date for any such issue, distribution, grant or offer (as the case may be) as is mentioned in paragraphs (b) to (i) above, but before the relevant adjustment becomes effective or the relevant offer is made to Holders, the Company shall (conditional upon the

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relevant adjustment becoming effective) procure that there shall be issued or transferred to the converting Holder or in accordance with the instructions contained in the Exercise Notice such additional number of Ordinary Shares or other securities as, together with the Ordinary Shares issued or transferred, as the case may be, on exercise, is equal to the number of Ordinary Shares which would have been required to be issued, allotted or transferred, as the case may be, on exercise if the relevant adjustment or offer had in fact been made and accepted and become effective immediately after the relevant record date. Such additional Ordinary Shares or other securities shall be issued or transferred as at, and within one month after, the relevant Exercise Date or within one month after the date of issue of Ordinary Shares or other securities if the relevant adjustment results from the issue or transfer of Ordinary Shares and certificates for such Ordinary Shares (if such Ordinary Shares are in certificated form) will be despatched within such period of one month.

(m)	If holders of Warrants representing a majority of the Warrant Shares outstanding under the Warrants and the Company (acting reasonably and in good faith and after a reasonable period of consultation with each other) determine that an adjustment should be made to the Exercise Price as a result of one or more events or circumstances not referred to above in this Condition 2 (even if the relevant event or circumstance is specifically excluded from the operation of paragraphs (a) to (m) above), such holders shall (within 21 days of such event or circumstance arises), at their own expense, request an independent investment bank of international repute, acting as expert, to determine as soon as practicable what adjustment (if any, and provided that it shall result in a reduction of the Exercise Price) to the Exercise Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination provided that no more than one adjustment shall be made in respect of any one event or circumstance.

(n)	The Company covenants and undertakes to each Holder that it shall not, and shall procure that none of its Subsidiaries shall, do anything which would give rise to an adjustment pursuant to this Condition 2 which would cause the Exercise Price per Ordinary Share to be reduced to an amount that is less than the Nominal Value of an Ordinary Share from time to time.

(o)

References to any issue or offer to Ordinary Shareholders “as a class” or “by way of rights” shall be taken to be references to an issue or offer to all or substantially all Ordinary Shareholders other than Ordinary Shareholders to whom, by reason of laws of any territory or requirements of any recognised regulatory body or any other stock

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exchange in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer.

(p)	Simultaneously with any adjustment to the Exercise Price pursuant to this Condition, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(q)	On any adjustment pursuant to this Condition 2, the resultant Exercise Price shall be rounded down to the nearest £0.0001.

(r)	No adjustment shall be made to the Exercise Price where Ordinary Shares or other securities (including rights, warrants or options) are issued, offered, exercised, allotted, appropriated, modified or granted to employees (including directors holding executive office) of the Company or any Subsidiary pursuant to any employees’ share scheme (as defined in section 743 of the Act).

3.	FRACTIONAL INTERESTS

No fractional shares shall be issuable upon the exercise of a Warrant. If, on exercise of a Warrant, the Holder would otherwise be entitled to subscribe for a fractional amount of Ordinary Shares, the number of Ordinary Shares deliverable upon exercise shall be rounded to the nearest whole number of Ordinary Shares, with 0.5 of an Ordinary Share being rounded upwards.

4.	FORM, TITLE AND TRANSFER

(a)	Form

The Warrants are issued in registered form.

(b)	Title

The Person in whose name this Warrant is registered (the “Holder”) shall (to the fullest extent permitted by applicable laws) be treated at all times by all Persons for all purposes as the absolute owner of this Warrant (regardless of any notice of ownership, trust or any interest in it or its theft or loss). Title to this Warrant will pass upon the registration of the transfer of this Warrant in accordance with the provisions of Condition 4(c) below.

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(c)	Transfer or Assignment

The Holder shall be entitled freely to transfer or assign this Warrant without the consent of the Company, save that any transfer or assignment by a Holder hereunder shall be subject to and comply with the restrictions on transfers set forth in the legend on the face of this Warrant. Notwithstanding anything to the contrary contained in the Subscription Agreement or this Warrant, the Holder shall be entitled to charge or pledge the Warrants and the Ordinary Shares issuable upon exercise thereof in connection with any loan or financial transaction that is secured on the Warrants or the Ordinary Shares issuable upon exercise thereof. The Company hereby agrees to execute and deliver such documentation as a chargee of the Warrants or the Ordinary Shares issuable upon exercise thereof may reasonably request in connection with a charge or pledge of such Warrants or Ordinary Shares.

This Warrant may be transferred in whole or in part by the transferor depositing this Warrant for registration of the transfer at the specified office of the Company, together with an instrument of transfer in the form set out in Appendix A or in any other form which may be approved for the time being by the Company. Upon the Company, after due and careful enquiry, being satisfied with the documents of title and the identity of the Person making the request and the right of the transferor to transfer this Warrant and subject to such reasonable regulations as the Company may prescribe, the Company shall, within three (3) Business Days of the request (or such longer period as may be required to comply with any applicable fiscal or other laws or regulations), execute and deliver at its specified office to the transferee or (at the risk of the transferee) send by mail to such address as the transferee may request a new Warrant.

5.	MAINTENANCE OF REGISTERS

The Company shall so long as any Warrants are outstanding:

(a)	maintain at it registered office the Warrant Register which shall, to the extent the Company is notified of the same in accordance with the terms hereof, show (i) the name and address of the registered holder of each Warrant (including, for the avoidance of doubt, all transfers and changes of ownership of Warrants), (ii) all cancellations of each Warrant following its exercise and (iii) all replacements of Warrants; and

(b)	subject to applicable laws and regulations at all reasonable times during office hours and on prior written notice by the Holder, make the Warrant Register available to the Holder for inspection and for the taking of copies or extracts.

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6.	TAXES

The Company shall pay any and all documentary, stamp, transfer and other similar taxes which may be payable with respect to the issue and delivery of Warrant Shares upon exercise of this Warrant.

7.	ORGANIC CHANGES

7.1	Any reorganisation, merger, reconstruction or amalgamation of the Company and/or its Subsidiaries or any sale of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) to another Person or any other transaction which in any such case is effected in such a way that holders of Ordinary Shares are entitled to receive shares, securities or assets of any Person other than the Company (including, without limitation, cash) in exchange for or by way of consideration for the cancellation of, or with respect to, Ordinary Shares is referred to herein as “Organic Change”.

7.2	Prior to the completion of any:

(a)	sale of all or substantially all of the assets of the Company and its Subsidiaries; or

(b)	any Organic Change following which the Company is to become the subsidiary of another Person or to be wound up the Company will secure from the Person purchasing such assets or the acquiring company or successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the holders of Warrants representing a majority of the Warrant Shares outstanding under the Warrants) to deliver to each holder of Warrants in exchange for such Warrants, a convertible security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holders (and the terms of such security (including, for the avoidance of doubt, the exercise price and the number of shares in the Acquiring Entity in respect of which such new warrant may be exercised) shall, without limitation, reflect the value of the Ordinary Shares at the time of such sale or Organic Change).

7.3

Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of Warrants representing a majority of the Warrant Shares outstanding under the Warrants) to ensure that each of the Holders will thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the Ordinary Shares immediately theretofore acquirable and receivable upon the exercise of such Holder’s Warrants, such shares, securities or assets that would have been issued or transferred in such Organic Change with respect to or

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in exchange for the number of Ordinary Shares which would have been acquirable and receivable upon the exercise of such Holder’s Warrants as of the date of such Organic Change.

7.4	The Company will give written notice to the Holder of any transaction or matter which will constitute an Organic Charge at the same time as such information is made known to the Company’s shareholders or is publicly announced.

8.	COVENANTS AS TO ORDINARY SHARES

The Company hereby covenants and agrees as follows:

(a)	this Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issue be, duly authorised and validly issued;

(b)	all Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issue, be validly issued, fully paid and free from all Liens created by or through the Company with respect to the issue thereof;

(c)	during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorised and reserved at least 100% of the number of Ordinary Shares needed to provide for the exercise of the rights then represented by the Warrants;

(d)	the Company shall maintain, so long as any Ordinary Shares in issue shall be Listed, the Listing of all Ordinary Shares from time to time issuable upon the exercise of this Warrant and all Ordinary Shares issued upon such exercise shall be duly Listed with effect from the relevant Warrant Share Delivery Date;

(e)	the Company shall not increase the Nominal Value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect: and

(f)	the Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid Ordinary Shares upon the exercise of this Warrant.

9.	MISCELLANEOUS

(a)	Failure to Exercise Rights not Waiver

No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and

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remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available.

(b)	Notices

Any notice or other communication required or permitted to be given under the terms of this Warrant shall be in writing and shall be deemed to have been received (i) upon hand delivery (receipt acknowledged) or facsimile transmission (with transmission confirmation report) or e-mail (with receipt acknowledged) at the address or number designated below (if delivered on a Business Day prior to 5:30 pm, local time, where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day prior to 5:30 pm, local time, where such notice is to be received) or (ii) on the third Business Day following the date of posting by inland recorded delivery or following its delivery into the custody of a generally recognised international courier service if sent overseas, in each case, addressed to such address, or upon actual receipt, whichever shall first occur. The addresses for such communications shall be 9th Floor, 88 Wood Street, London EC2V 7QR for the Holder (telephone +44 (0)20 7523 8000, fax +44 (0)20 7523 8131), marked for the attention of Tim Mickley or e-mail: TMickley@collins-stewart.com and if to the Company at its registered office (telephone +44 (0)1354 655 674, fax +44 (0)1354 655 858), marked “for the attention of Graham Hind” or e-mail: GrahamHind@aol.com (with a copy to Dechert (Attention: David Vogel) fax +44 (0)20 7353 3683 or e-mail david.vogel@dechert.com) or such other address and fax number as shall be notified in writing by the Company to the Holder or the Holder to the Company (as applicable) from time to time.

(c)	Warrant Holder not deemed a Shareholder

Nothing contained in this Warrant shall be construed as imposing any liabilities on such Holder to subscribe for any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(d)	Amendments

No amendment, modification or other change may be made to the Warrants or the Conditions unless such amendment, modification or change is set forth in writing and is signed by the Company and the holders of Warrants representing a majority of the Warrant Shares outstanding under the Warrants, provided that no such action may increase the Exercise Price or decrease the number of shares obtainable upon exercise of any Warrants without the written consent of the Holder. The Company may from time to time without the consent of the Holder create and issue further warrants substantially in the same form as the Warrants.

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(e)	Replacement of Warrants

If this Warrant is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the registered office of the Company, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Company may require (provided that the requirement is reasonable in the light of prevailing market practice). If mutilated or defaced this Warrant must be surrendered before a replacement will be issued.

(f)	Governing Law

This Warrant is governed by and shall be construed in accordance with the laws of England.

(g)	Third Party Rights

This Warrant confers no right on any person other than the Holder to enforce any of these Conditions or any other term of this Warrant.

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Appendix A

- FORM OF TRANSFER OF WARRANT -

FOR VALUE RECEIVED the undersigned sell(s), assign(s) and transfer(s) to:

(Please print or type name and address (including postal code) of transferee)

this Warrant and all rights under this Warrant, irrevocably authorising Bioprogress Plc to record the transfer of this Warrant in the Warrant Register maintained by Bioprogress Plc.

Signature of transferor

Signature of transferee

Date: ____________________

NOTE:

This form of transfer must be accompanied by such documents, evidence and information as may be required pursuant to the Conditions endorsed on this Warrant to which this form of transfer relates and must be executed under the hand of the transferor or, if the transferor is a corporation, this form of transfer must be executed either under its common seal or under the hand of one authorised signatory.

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Appendix B

Form of Exercise Notice

EXERCISE NOTICE

Reference is made to the Warrants, issued on                      2004, by Bioprogress Plc (the “Company”), a company registered in England and Wales. In accordance with and pursuant to the terms of the Warrants, the undersigned hereby elects to exercise the rights to subscribe for ordinary shares of the Company at a price of [        ] p per ordinary share (the “Ordinary Shares”).

Subscription Date:

Please confirm the following information:

Exercise Price:

Number of Ordinary Shares to be issued:

Electronic book entry transfer requested: (check one) (1) YES            NO

Crest Participant ID:	Crest Account ID:

We confirm that payment of the Aggregate Exercise Price and surrender of the Warrant have been made in accordance with Condition 1(b) of the Warrant.

Please issue the Ordinary Shares in the following name and to the following address:

Issue to:

Phone:

Fax:

- 29 -	Lovells

Name as it appears on the Warrant Register:

Authorisation:	By:

Name:

Title:

Dated:

- 30 -	Lovells

Appendix C

Form of acknowledgement by Company

The Company hereby acknowledges this Exercise Notice and hereby directs [name of registrar] to issue the above indicated number of Ordinary Shares in accordance with the Irrevocable Registrars Instructions dated                      2004 from the Company and acknowledged and agreed to by [name of registrar].

Bioprogress Plc

By:

Name:

Title:

- 31 -	Lovells

EXHIBIT C

LEGAL OPINION

To:

Citadel Equity Fund Ltd. (“Investor”)

c/o Citadel Limited Partnership

131 South Dearborn Street

Chicago

Illinois

60603 USA

and

Collins Stewart Limited (“Collins Stewart”)

9th Floor

88 Wood Street

London

EC2V 7QR

6 October 2004

Dear Sirs

BIOPROGRESS PLC - ISSUE OF LOAN NOTES AND WARRANTS

1.	We have acted as English legal advisers to Bioprogress Plc (registered in England and Wales under number 4617139) (the “Issuer”) in connection with its entering into a subscription agreement with the Investor and Collins Stewart dated 30 September 2004 (the “Subscription Agreement”) and the proposed issue by the Issuer of Loan Notes and Warrants (the “Securities”). Expressions defined in the Subscription Agreement and not re-defined herein shall have the same meanings in this opinion, unless the context otherwise requires. References to Schedules are to the schedules to this letter. This letter is being delivered to you pursuant to clause 6.1(a) of the Subscription Agreement.

SEARCHES

2.	We have carried out a Companies House Direct on-line search relating to the Issuer on 28 September 2004 (timed at 11.59am) which reveals no order or resolution to wind up the Issuer and no notice of the appointment of an administrator or receiver of the Issuer. We have also carried out a search at the Central Registry of Winding Up Petitions, London, on 28 September 2004 which shows no pending petition to wind up the Issuer.

DOCUMENTS EXAMINED

3.	Except for the documents listed in Schedule 1, we have not for the purposes of this opinion examined any contracts or other documents entered into by or affecting the Issuer or any corporate records of the Issuer. We have not made any other enquiries or searches concerning the Issuer (whether within this firm or otherwise), except as expressly mentioned in this letter.

SCOPE OF OPINION

4.	We express no opinion as to any law other than the law of England in force at the date hereof as applied by English courts and we assume that no foreign law affects any of the conclusions stated herein. Statements relating to United Kingdom taxation are based on the law of England as currently applied by the English courts and on generally published practice of the United Kingdom Inland Revenue applying as at the date of this opinion.

OPINION

5.	Based upon the foregoing and the assumptions in Schedule 2 and subject to the qualifications set out below, we are of the opinion that:

(a)	Status, capacity: The Issuer is duly incorporated and validly existing as a public limited company under English law and the Issuer has the necessary corporate power:

(i)	to enter into and to exercise its rights and perform its obligations under the documents referred to in paragraphs (a) to (d) inclusive of Schedule 1 (together, the “Transaction Documents”); and

(ii)	to exercise its rights and perform its obligations under the Transaction Documents to issue the Loan Notes and the Warrants to the Investor and Collins Stewart respectively, to issue up to 7,743,800 Conversion Shares upon conversion of the Loan Notes and up to 3,500,000 Warrant Shares on exercise of the Warrants, in each case subject to the terms and conditions of the Subscription Agreement and the Loan Notes or the Warrants as the case may be;

(b)	Transaction Documents - authorisation, execution, validity: The Transaction Documents have been duly authorised, executed by or on behalf of and delivered by the Issuer and are valid, binding and enforceable in accordance with their respective terms. Each of the obligations expressed to be assumed by the Issuer under the Transaction Documents is enforceable against the Issuer in accordance with its terms, subject to applicable insolvency laws, equitable and common law remedies and creditors’ rights generally. In addition, there are no actions required to be taken by the Issuer to ensure that the Conversion Shares and Warrant Shares are validly issued which it has not taken and which it ought to have taken prior to the date of this opinion;

(c)	Securities - authorisation, execution, validity: The issue of the Securities has been duly authorised and the certificate for the Loan Notes issued to the Investor this day and the Warrants issued to Collins Stewart this day have been duly executed by or on behalf of the Issuer;

(d)	Consents and registrations: Except as mentioned in paragraph 5(f) below, no consents, approvals, authorisations, orders, registrations or filings of or with any governmental or other public regulatory authority in the United Kingdom are required by law for the creation, issue and delivery by the Issuer of the Securities or in connection with the performance by the Issuer of its obligations under the Transaction Documents

(e)	Stamp Duty: No stamp duty will be payable on the issue of the Loan Notes. Stamp duty at a rate of 0.5% (rounded up to the nearest £5) will be payable on the transfer of the Loan Notes. No stamp duty will be payable on the issue of the Conversion Shares. Stamp duty at a rate of 0.5% (rounded up to the nearest £5) will be payable on the transfer of the Conversion Shares. Payment of the stamp duty arising on the transfer of the Loan Notes or the Conversion Shares will frank any liability to pay stamp duty reserve tax;

(f)	Pre-emption rights: no pre-emptive rights, rights of refusal or other such rights of shareholders of the Issuer exist which have not been disapplied in respect of the Loan Notes or the Warrants or the Conversion Shares and the Warrant Shares or the issue thereof;

(g)	Share capital: the Issuer has sufficient authorised but unissued share capital to enable it to perform its obligations under the Loan Notes and the Warrants;

(h)

No breach: The execution and delivery of the Transaction Documents by the Issuer has not resulted, and the consummation by the Issuer of the transactions contemplated thereby including the issue of the Loan Notes and Warrants and the issue of Conversion Shares and Warrant Shares and the fulfilment of, and compliance by the Issuer with the terms of the Transaction Documents, will not result in (A) any breach or violation of the terms of the Memorandum and Articles of Association of the Issuer including Article 99 (Borrowing Powers) as the same exist at the date hereof or (B) any existing laws or regulations of any governmental or regulatory body in the United Kingdom being infringed; and due payment by the Issuer of the principal and interest (including additional amounts under the terms and conditions of the Loan Notes) on the Loan Notes will not infringe any existing laws or regulations of any governmental or regulatory body that exists in each case at the date hereof in the United Kingdom having the force of law;

(i)	Choice of law: The choice of English law to govern the Transaction Documents will be recognised and upheld by an English court, but will not displace mandatory rules of law applicable in another jurisdiction with which the relevant transaction is otherwise solely connected or in which any dispute with respect to any Transaction Document is being adjudicated. To the extent that such mandatory rules affect any part of the transaction, an English court is likely to restrict the application of those rules to the relevant part of the transaction and to apply English law to the remainder.

QUALIFICATIONS

6.	This opinion is subject to the qualifications stated below.

6.1	Enforceable: The expression “enforceable” means that the obligations of the Issuer created by the Transaction Documents are of a type which English courts are able to enforce. It does not mean that they will be enforced. In addition but without limitation:

(a)	the power of an English court to grant equitable remedies is discretionary and we express no opinion whether they would be available. Specific performance is not usually ordered and an injunction not usually granted where damages would be an adequate remedy;

(b)	where any obligation is to be performed in or by a person subject to the laws of a jurisdiction outside England and Wales, the obligation may not be enforceable under English law to the extent that its performance would be illegal or contrary to public policy under the laws of that other jurisdiction;

(c)	where a person is vested with a discretion, or may determine any matter in his opinion, English law may require that the discretion is exercised reasonably or the opinion is based on reasonable grounds. In addition, a provision that any certificate or determination will be conclusive will not be effective if there are circumstances in which an English court could treat a certificate or determination as inconclusive, including if it is fraudulent or made on an unreasonable basis;

(d)	enforcement of obligations may become time barred by statute or may be or become subject to defences of set-off or counterclaim depending on the relevant facts;

(e)	any person who is not a party to an agreement may not be able to enforce any provisions of that agreement which are expressed to be for the benefit of that person. The provisions of the Contracts (Rights of Third Parties) Act 1999 have been specifically excluded from applying to the Transaction Documents save in respect of clause 8.12 of the Subscription Agreement.

(f)	an English court may stay proceedings if concurrent proceedings are being brought elsewhere;

(g)	the effectiveness of terms exculpating a party from a liability or duty otherwise owed (including liability arising out of the non-payment of stamp duty) is limited by law;

(h)	the question of whether or not any provisions of the Transaction Documents which may be invalid on account of illegality may be severed from the other provisions thereof in order to preserve the validity of those other provisions would be determined by an English court in its discretion;

(i)	the Transaction Documents may be amended orally by the parties thereto notwithstanding provisions therein to the contrary;

(j)	the searches of the public on-line records maintained at Companies House referred to in paragraph 2 are not conclusively capable of revealing whether or not:

(i)	a winding up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed;

as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public file of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

(k)

the enquiry at the Central Registry of Winding up petitions referred to in paragraph 2 relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding Up petitions immediately or, in the case of a petition presented to a county court, may not have been notified to the Central

Registry and entered on such records at all, and the response to the enquiries only relate to the period of six months prior to the date when the enquiries were made; and

(l)	any provision in the Transaction Documents requiring any person to pay amounts (including interest) imposed in circumstances which include circumstances of breach or default might be held to be irrevocable and unenforceable on the grounds that it is a penalty and thus void if such provision does not constitute a genuine and reasonable pre-estimate of the loss likely to be suffered as a result of the circumstances in question. We express no opinion as to whether any provisions contained in the Transaction Documents constitute such a genuine and reasonable pre-estimate.

6.2	No opinion on foreign laws: We express no opinion on any provisions of the Transaction Documents which refer to specific laws or regulations of any jurisdiction other than England and Wales.

BENEFIT OF OPINION

7.	This opinion is given on the basis that it is to be governed by and construed in accordance with English law. It is addressed to the Investor and Collins Stewart and given for their sole benefit any may not be quoted to or relied upon by any other person.

Yours faithfully

SCHEDULE 1

DOCUMENTS EXAMINED

(a)	a copy of the Subscription Agreement dated 30 September 2004 (having been executed by the parties thereto);

(b)	a copy of the convertible loan instrument executed by the Company issued today pursuant to the Subscription Agreement;

(c)	a copy of the warrants (having been executed by the Company) issued today pursuant to the Subscription Agreement);

(d)	a copy of the Irrevocable Registrars Instructions (having been executed by the Company);

(e)	copies, certified by the secretary of the Company to be true copies, of the memorandum and articles of association and certificate of incorporation and certificate of incorporation on change of name of the Company;

(f)	a copy, certified by the secretary of the Company to be a true copy, of minutes of a meeting of its board of directors held on 15 September 2004, and minutes of meetings of a committee of the board of directors held on 28 September 2004 and 30 September 2004; and

(g)	a copy, certified by the secretary of the Company to be a true copy, of resolutions passed at the annual general meeting of the Company held on 21 April 2004.

SCHEDULE 2

ASSUMPTIONS

In this opinion, we have assumed that:

(h)	all documents submitted to us as originals are authentic and complete and all signatures and seals are genuine;

(i)	all photocopies or facsimile transmitted copies or other copies conform to the originals and the originals are authentic and complete;

(j)	all copies certified and other documents dated earlier than the date of this opinion on which we have relied remain accurate, complete and in full force and effect at the date of this opinion;

(k)	the resolutions contained in the documents referred to in paragraph (f) of Schedule 1 were duly passed at properly convened, constituted and conducted meetings of directors of the Issuer at which all constitutional, statutory and other formalities were observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote); such resolutions have not been amended or rescinded and are in full force and effect;

(l)	the minutes of the meeting referred to in paragraph (9) of Schedule 1 are a true record of the proceedings at the meeting;

(m)	the information revealed by our searches of the public on-line records of the Issuer maintained at Companies House and our oral enquiries at the Central Registry of Winding Up Petitions referred to in paragraph 2 was accurate in all respects and has not since the time of such search or enquiries been altered; and

(n)	all issues of shares or rights over shares granted since 21 April 2004 were issued or granted pursuant to an employee share scheme as defined in section 743 Companies Act 1985.

EXHIBIT D

IRREVOCABLE REGISTRARS INSTRUCTIONS

BioProgress Plc

Hostmoor Avenue

March Industrial Estate

March

Cambridgeshire

PE15 0AY

Capita IRG Plc

The Registry

34 Beckenham Road

Beckenham

Kent BR3 4TU

6 October 2004

Dear Sirs

BIOPROGRESS PLC (THE “COMPANY”)

UP TO £10,000,000 4 PER CENT CONVERTIBLE UNSECURED LOAN NOTES DUE 2009 (THE “LOAN NOTES”) AND WARRANTS (THE “WARRANTS”) TO SUBSCRIBE FOR ORDINARY SHARES IN THE COMPANY (“ORDINARY SHARES”)

We refer to a subscription agreement dated 30 September 2004 between the Company and the Investor (as defined therein) (the “Subscription Agreement”) in relation to the subscription for the Loan Notes and the issue of the Warrants. Terms defined in the Subscription Agreement, the Loan Notes or the Warrants shall bear the same meanings in this letter.

We hereby irrevocably authorise and instruct you as follows (provided always that you are the Company’s registrars on the relevant date and in the case of each Conversion Notice or Exercise Notice delivered to you, it has been acknowledged and counter-signed by the Company):

8.	IN RESPECT OF THE LOAN NOTES

Upon receipt of a copy Conversion Notice substantially in the form attached hereto as Appendix 1 and executed by a Holder of Loan Notes, and a notice of acknowledgement from the Company to you in relation to said notice in the form attached hereto as Appendix 2, on or before the second (2nd) Business Day following the date of said Conversion Notice and in accordance with the instructions contained in such notice:

(a)	either:

(i)	credit the aggregate number of Ordinary Shares referred to in the Conversion Notice to the CREST stock account or balance account specified in the Conversion Notice; or

(ii)	upon the request of the Holder, deliver to an express courier service for guaranteed second (2nd) Business Day service to the address as specified in the Conversion Notice; a certificate, registered in the name of the Holder or its designee, for the number of Ordinary Shares referred to in the Conversion Notice;

and

(b)	if the amount to be converted pursuant to the Conversion Notice is less than the entire outstanding Principal of the relevant Certificate, as soon as practicable and in no event later than three (3) Business Days after receipt of the Conversion Notice, issue and despatch to the Holder a new Certificate for the outstanding Principal.

9.	IN RESPECT OF THE WARRANTS

Upon receipt of an Exercise Notice substantially in the form attached hereto as Appendix 3 executed by a Holder of Warrants, and a notice of acknowledgement from the Company to you in relation to said notice in the form attached hereto as Appendix 4, on or before the second (2nd) Business Day following the date of said Exercise Notice and in accordance with the instructions contained in such notice:

(a)	either:

(i)	credit the aggregate number of Ordinary Shares referred to in the Exercise Notice to the CREST stock account or balance account specified in the Exercise Notice; or

(ii)	upon the request of the Holder, deliver to an express courier service for guaranteed second (2nd) Business Day service to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of Ordinary Shares referred to in the Exercise Notice;

and

(b)	unless the rights represented by the relevant Warrant shall have expired or shall have been fully exercised, as soon as practicable and in no event later than five (5) Business Days after the date of the Exercise Notice, issue a new Warrant identical in all respects to the Warrant exercised except that it shall represent rights to subscribe for the number of Warrant Shares for which the Holder was entitled to subscribe immediately prior to such exercise under such Warrant, less the number of Warrant Shares with respect to which such Warrant was exercised.

You shall treat any amendment, revocation or variation of the above authorisation and instruction as void and of no effect unless such amendment or revocation is in writing signed by the Company and on behalf of each Investor and each Holder of Warrants. The Company hereby agrees to hold you harmless against and shall fully indemnify you in respect of any claims, actions, suits, losses and any other liabilities whatsoever and howsoever arising in connection with the proper and timely performance of your duties in accordance with this letter.

Please sign this letter in the space below to indicate your acknowledgement of and agreement to the above.

Yours faithfully

Bioprogress Plc

To:	Citadel Equity Fund Ltd.

c/o Citadel Limited Partnership

131 South Dearborn Street

Chicago, Illinois 60603

To:	Collins Stewart Limited

9th Floor

88 Wood Street

London EC2V 7QR

We hereby acknowledge and agree to the terms set out above.

Signed
for and on behalf of Capital IRG Plc